UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
____________________________________________________________________________

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

TriNet Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders,
Welcome to the TriNet 2023 Annual Meeting. As I reflect on our 2022 financial and operating performance, I am extremely pleased with our efforts in service of all our stakeholders, including our customers, employees (who we call "colleagues"), and stockholders. Despite the continued challenges during 2022, including the COVID-19 pandemic and Hurricane Ian, we supported our clients as they worked to achieve their goals. This proxy season represents an opportunity to highlight the progress we have made against our long-term strategic plan.
Mission and Vision
Our long-term strategic plan is anchored in our corporate mission and values. TriNet’s mission and vision serve as our compass in supporting our stakeholders—our customers, vendors, colleagues, the communities in which we operate and our stockholders. Our mission, "Power the success of small and medium-sized businesses by supporting their growth and enabling their people," centers our focus around the growth of our clients and support of their people — the employees of our small- and medium-sized business ("SMB") clients. We refer to our clients’ employees as our “worksite employees.” We believe that TriNet’s solutions must not only enable our clients to grow, but also allow our worksite employees to prosper and to perform their jobs in the best way they can. Our vision, "To become the most trusted advisor to SMBs by harnessing the power of scale,'' speaks to the relationship to which we aspire, leveraging technology, and the deep expertise of our colleagues in service of our customers. We are excited to continue building on these foundational components in 2023.
Financial Performance
Our financial performance in 2022 was the result of our execution of our corporate mission and vision, our disciplined pricing, and our commitment to expense management. Our 2022 financial highlights include:
•Professional service revenues increased 18% to $754 million as compared to 2021.
•Total revenues increased 8% to $4.9 billion as compared to 2021.
•Adjusted Net Income was $448 million, or $7.07 per diluted share, compared to Adjusted Net Income of $376 million, or $5.64 per diluted share in 2021.
•Adjusted EBITDA was $688 million, representing an Adjusted EBITDA Margin of 14.1%, compared to Adjusted EBITDA of $565 million, representing an Adjusted EBITDA Margin of 12.5% in 2021.
•Average Worksite Employees ("WSEs") increased by 2% compared to 2021, to approximately 349,000.
•Returned over $500 million in 2022 to stockholders through share repurchases, including two tender offers.

Business Developments
At TriNet, one of our core values is to “lead with the customer,” and our 2022 business performance underscores our commitment to this and reflects our on-going efforts to serve our existing clients and commitment to powering the success of SMBs.
In July 2022 we launched Enrich, an innovative product line to allow our customers to expand the benefits they offer to their employees. Customers can choose to offer Enrich Access, Enrich Adopt, Enrich Learn, Enrich Disaster, or all four products. TriNet administers Enrich benefits for our customers and manages all reimbursements, payroll and compliance requirements. We also introduced a major redesign to our customer-facing technology platform, designed to meet the demands of today’s evolving workforce.
We announced our 2022 credits, which provide eligible clients with discretionary credits, subject to certain predefined conditions, based on the performance of our insurance costs, resulting in $75 million returned to our customers in 2022.
We hosted our third annual award-winning TriNet PeopleForce event, our conference for customers and prospective customers focused on business resiliency, transformation, agility and innovation for SMBs. TriNet hosted additional successful events with relevant, informative and inspirational content curated specifically for SMBs such as our inaugural Small Business Week Summit and regional TriNet PeopleForceX events.
During 2022, we demonstrated the strength of our cash generative business model by deploying over $700 million against our capital priorities without issuing incremental debt. We define our capital priorities as investing in our business for growth, mergers and acquisitions, and returning capital to our stockholders.
We made two acquisitions. In February, we closed our acquisition of Zenefits. With the combination of TriNet and TriNet Zenefits, we now offer SMBs human resources information system (“HRIS") software and Professional Employer Organization (“PEO") solutions, allowing us to support a wider range of SMBs. Within a year of the acquisition, we successfully launched TriNet Integrated Open Market, our PEO product that offers brokered benefits by leveraging Zenefits software and benefits administration tools.
In September, we acquired Clarus R+D Solutions (“Clarus”) and created a new Tax Credits Business Unit. Clarus R+D Solutions helps SMBs take advantage of the research and development ("R&D") federal tax credit, one of the largest tax incentives available to US businesses. Many of our clients qualify for R&D tax credits but are either unaware of their eligibility or do not have time or expertise to successfully apply for them. With the addition of Clarus R+D Solutions we can better serve these customers and help put money back in their hands.
We repurchased $519 million in TriNet stock as we believed our stock represented attractive value when compared with our view of its long-term intrinsic value. We announced two modified “Dutch Auction” tender offers that resulted in repurchases of 3,653,690 shares at a price of $86.50 per share in March and repurchases of 1,515,258 shares at a price of $72.00 per share in December. We are very pleased with the results of both auctions.
Key Leadership Appointments
During 2022, we announced several key executive appointments including a Chief Digital and Innovation Officer, Chief Technology Officer, Senior Vice President of Customer Experience, and a Chief Revenue Officer to oversee the execution of a unified operational strategy for customer retention and net new sales.
ESG Report
TriNet’s second annual Environmental, Social and Governance Report (“2022 ESG Report”) highlights our dedication to expanding environmental, social and governance focus areas beyond what we reported in our inaugural report. The 2022 ESG Report reflects TriNet's commitment to its stakeholders and long-term sustainability practices, social responsibility and robust corporate governance by showcasing efforts on important initiatives which we are already executing, with special attention given to TriNet’s evolution and leadership in 2022. I am so pleased that our report was developed entirely in-house by a cross-functional team of passionate, dedicated and knowledgeable TriNet colleagues.
TriNet’s path forward includes you. Please take the time to read our Proxy Statement for the 2022 Annual Meeting of Stockholders, our 2022 Annual Report, and any related proxy materials. I also encourage you to read our 2022 ESG Report. I hope you are as excited about our progress as I am. Thank you for your interest, time, and your trust in us as we keep our valued customers at the center of all we do—every day.

Sincerely,
Burton M. Goldfield
Chief Executive Officer

TRINET GROUP, INC.
One Park Place, Suite 600
Dublin, California 94568

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 25, 2023

Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders of TRINET GROUP, INC., a Delaware corporation, which will be held virtually on Thursday, May 25, 2023, at 9:00 a.m. Pacific Time (the "2023 Annual Meeting").
We are holding the 2023 Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1	To elect four Class III directors to hold office until the 2026 Annual Meeting of Stockholders;

2	To approve on an advisory basis the compensation of our named executive officers ("Named Executive Officers" or "NEOs") as disclosed in this accompanying proxy statement;

3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

4	To approve the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation; and

5	To conduct any other business properly brought before the meeting or any adjournment or postponements thereof.
This year's annual meeting will be a completely virtual meeting of stockholders. You can attend the 2023 Annual Meeting by visiting www.virtualshareholdermeeting.com/TNET2023, where you will be able to listen to the meeting live, submit questions, and vote online during the meeting, just as you could at an in-person meeting. We believe that a virtual meeting enables expanded access and increased stockholder attendance and participation.
The record date for the 2023 Annual Meeting is March 28, 2023. Only stockholders of record at the close of business on that date may vote at our 2023 Annual Meeting or any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 13, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented, even if you do not attend the 2023 Annual Meeting. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the 2023 Annual Meeting and to vote your shares at the 2023 Annual Meeting.
We appreciate your continued support of TriNet.

By Order of the Board of Directors,

Samantha Wellington
Secretary

April 13, 2023

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you or vote over the telephone or the Internet as instructed in these materials as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TRINET GROUP, INC.
PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS

Questions and Answers About these Proxy Materials and Voting	1
Proposal 1: Election of Directors	7
Information Regarding the Board of Directors and Corporate Governance	15
Independence of the Board of Directors	15
Board Leadership Structure	15
Board Composition	15
Role of the Board in Risk Oversight	16
Meetings of the Board of Directors	16
Information Regarding Committees of the Board of Directors	17
Stockholder Communications with the Board of Directors	24
Code of Business Conduct and Ethics	24
Corporate Governance Guidelines	24
Proposal 2: Advisory Vote on Named Executive Officer Compensation	25
Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm	26
Principal Accountant Fees and Services	27
Pre-Approval Policies and Procedures	27
Proposal 4: Approval of Amendment and Restatement of the Company's Amended and Restated Certification of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation	28
Security Ownership of Certain Beneficial Owners and Management	32
Delinquent Section 16(a) Reports	34
Executive Officers	35
Compensation Committee Report	37
Executive Compensation	38
Compensation Discussion and Analysis	38
Named Executive Officers	38
Compensation Philosophy and Objectives	38
Executive Compensation Policies and Practices	39
Oversight and Design of our Compensation Program	40
Use of Competitive Market Data	42
Compensation Elements	43
Compensation Mix	44
Alignment of Pay and Performance in 2022	45
2022 Executive Bonus Plan Performance	46
2022 Performance-based Restricted Stock Unit Award Performance	47
2022 Performance-based Compensation Summary	47
2022 Executive Compensation	48
2023 Executive Compensation Decisions	54
Employment Agreements	54
Severance/Change in Control Benefits	54
Other Compensation Policies	55
Tax and Accounting Considerations	56
Stockholder Support for our Executive Compensation Program	56
Compensation-Related Risk	56

TRINET GROUP, INC.
One Park Place, Suite 600
Dublin, California 94568

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
The Board of Directors of TriNet Group, Inc. (the “Board”) is soliciting your proxy to vote at our 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), including at any adjournments or postponements of the 2023 Annual Meeting. In this Proxy Statement for the 2023 Annual Meeting (the “Proxy Statement”), “we,” “us,” “our,” the "Company," and “TriNet” refer to TriNet Group, Inc.
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Under the "notice and access" rules of the Securities and Exchange Commission (the “SEC”), we are able to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board is soliciting your proxy to vote at our 2023 Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will be able to access our proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. The Notice includes instructions on how to access our proxy materials over the Internet or to request a printed copy.
We expect to mail the Notice on or about April 13, 2023 to all stockholders of record entitled to vote at our 2023 Annual Meeting. We may send you a proxy card, along with a second Notice, on or after April 25, 2023.
Where and at what time is the 2023 Annual Meeting?
Our 2023 Annual Meeting will be held on Thursday, May 25, 2023, at 9:00 a.m. Pacific Time. The 2023 Annual Meeting will be a completely virtual meeting of stockholders. You can attend the 2023 Annual Meeting by visiting www.virtualshareholdermeeting.com/TNET2023 where you will be able to listen to the meeting live, submit questions and vote online. You will not be able to physically attend the 2023 Annual Meeting. We believe that a virtual meeting enables expanded access and increased stockholder attendance and participation.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on our record date, March 28, 2023.

What matters am I voting on and how many votes are needed to approve each proposal?
You will be able to vote on the four matters listed below at our 2023 Annual Meeting. The table below summarizes the Board’s voting recommendation, the minimum vote needed to approve each proposal, and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Board's Recommendation	Effect of Abstentions	Effect of Broker Non-Votes

1	The election of Michael J. Angelakis, Burton M. Goldfield, David C. Hodgson, and Jacqueline Kosecoff as Class III directors.	Nominees receiving the most “For” votes.	FOR each Nominee	None	None

2	Approval, on an advisory basis, of the compensation of our Named Executive Officers.	“For” votes from the holders of a majority of shares attending the meeting live or represented by proxy and entitled to vote on the matter.	FOR	Against	None

3	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	“For” votes from the holders of a majority of shares attending the meeting live or represented by proxy and entitled to vote on the matter.	FOR	Against	N/A

4	Approval of the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation	66 2/3% of the voting power of all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.	FOR	Against	Against

Additionally, you may vote on any other business as may properly come before the 2023 Annual Meeting or any adjournments or postponements thereof.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify, and a "Withhold" vote has no effect for the election of directors. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Why are you holding a virtual annual meeting?
We have implemented a virtual format for our annual meeting, consistent with our approach in recent years. Based on our experience at the 2022 annual meeting of stockholders, we believe that a virtual meeting will enable expanded access and increased stockholder attendance and participation.
Who can vote at the 2023 Annual Meeting?
Only stockholders of record at the close of business on March 28, 2023 will be entitled to vote at our 2023 Annual Meeting. Beneficial owners can vote their shares live at our 2023 Annual Meeting so long as they obtain a valid proxy from their broker, bank or other agent. On the record date of March 28, 2023, there were 59,538,991 shares of common stock outstanding and entitled to vote.

Who is a stockholder of record and how do they vote?
If, on March 28, 2023, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. If you are a stockholder of record, you may vote live at our 2023 Annual Meeting, or by proxy over the telephone, through the Internet, or by using a proxy card that you may request or that we may elect to deliver to you at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend our 2023 Annual Meeting and vote live even if you have already voted by proxy.
If, on March 28, 2023, your shares were not held in your name but rather in an account at a brokerage firm, bank, or other similar agent, then you are the beneficial owner of those shares and different procedures apply to you. Read the question titled "Who is a beneficial owner and how do they vote?" below.
Even if you plan to attend our 2023 Annual Meeting, please read this Proxy Statement carefully and vote using one of the following methods if you are a stockholder of record:

*		:
Mark, sign and date your proxy card and send by free post	In the U.S. or Canada dial toll free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com	Vote live at the 2023 Annual Meeting	Scan your unique QR code on your proxy card 24/7 to vote with your mobile device

•To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If your signed proxy card is received before our 2023 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 24, 2023 to be counted.
•To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 24, 2023 to be counted. Internet proxy voting may be provided to allow you to vote your shares online with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.
•To vote live, attend our 2023 Annual Meeting by visiting www.virtualshareholdermeeting.com/TNET2023, where you may vote and submit questions during the meeting. Have your Notice or proxy card in hand when you visit the website. Even if you plan to attend the 2023 Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the 2023 Annual Meeting.
Who is a beneficial owner and how do they vote?
If, on March 28, 2023, your shares were not held in your name but rather in an account at a brokerage firm, bank, or other similar agent, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that broker, bank or agent rather than by TriNet. The broker, bank or other agent holding your account is considered the stockholder of record for purposes of voting at the 2023 Annual Meeting. Simply follow the voting instructions in the Notice your broker, bank or other agent sends to you to ensure that your vote is counted.
If your shares were instead registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record with respect to those shares and different procedures apply to you. Read the question titled "Who is a stockholder of record and how do they vote?" above.

Even if you plan to attend our 2023 Annual Meeting, please read this Proxy Statement carefully and vote using one of the following methods if you are a beneficial owner:

Vote live at our 2023 Annual Meeting by obtaining a legal proxy from your broker, bank or other agent	Follow the voting instructions in the Notice you received from your broker, bank or other agent
•To vote live at the 2023 Annual Meeting, you must obtain a legal proxy from your broker, bank or other agent.
•To vote by any other means, you must follow the instructions in the Notice you receive from your broker, bank or other agent. These instructions can vary from agent to agent.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote attend the 2023 Annual Meeting live or are represented by proxy. On the record date, March 28, 2023, there were 59,538,991 shares outstanding and entitled to vote. Thus, the holders of 29,769,496 shares must attend the 2023 Annual Meeting live or be present by proxy at our 2023 Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy, if a valid proxy is submitted on your behalf by your broker, bank or other agent, or if you vote live at our 2023 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the meeting or the holders of a majority of shares attending the meeting live or represented by proxy may adjourn the 2023 Annual Meeting to another date.
What happens if I do not vote?
If you are a stockholder of record and do not vote either by completing your proxy card, by telephone, through the Internet or live by attending our 2023 Annual Meeting, your shares will not be voted or be counted as present at the 2023 Annual Meeting for the purposes of establishing a quorum.
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank or agent will still be able to vote your shares on certain matters. For the 2023 Annual Meeting, your broker, bank or agent may not vote your shares on Proposal 1 (Election of Directors), Proposal 2 (Advisory Approval of Executive Compensation) or Proposal 4 (Approval of Amendment and Restatement of the Company's Amended and Restated Certification of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation), but may vote your shares on Proposal 3 (Ratification of the Appointment of Deloitte & Touche LLP).
What are “broker non-votes”?
When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the New York Stock Exchange ("NYSE") to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” For the 2023 Annual Meeting, Proposal 3 (Ratification of the Appointment of Deloitte & Touche LLP) is the sole routine matter. Your broker, bank or agent will not have discretion to vote on Proposal 1 (Election of Directors), Proposal 2 (Advisory Approval of Executive Compensation) or Proposal 4 (Approval of Amendment and Restatement of the Company's Amended and Restated Certification of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation) absent direction from you, as they are considered "non-routine" matters.

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all four nominees for director, “For” the advisory approval of executive compensation, “For” the approval of the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation and “For” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using their best judgment.
What if another matter is properly brought before the meeting?
We know of no other matters that will be presented for consideration at our 2023 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies for our 2023 Annual Meeting. In addition to these proxy materials, members of our Board and our corporate employees, who we call "colleagues," also may solicit proxies in person, by telephone, or by other means of communication. Directors and colleagues will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•you may submit another properly completed proxy card with a later date;
•you may grant a subsequent proxy by telephone or through the Internet using the procedures outlined above;
•you may timely send a written notice that you are revoking your proxy to our Secretary at One Park Place, Suite 600, Dublin, California 94568; or
•you may attend the 2023 Annual Meeting and vote live.
Your most current proxy card or telephone or Internet proxy at the time of the 2023 Annual Meeting will be the one that is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
Yes. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or agent for changing or revoking your vote. You cannot change or revoke the vote made by your broker, bank or agent by attending our 2023 Annual Meeting unless you have obtained a legal proxy from the broker, bank or agent that holds your shares giving you the right to vote the shares.

When are stockholder proposals due for the 2024 Annual Meeting of Stockholders?
To be considered for inclusion in our 2024 proxy materials in compliance with Rule 14a-8 (“Rule 14a-8”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proposal must be submitted in writing by December 15, 2023 to our Secretary at One Park Place, Suite 600, Dublin, California 94568 and must comply with all applicable requirements of Rule 14a-8; provided, however, that if our 2024 Annual Meeting of Stockholders is held before April 25, 2024 or after June 24, 2024, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2024 Annual Meeting of Stockholders. Any proposals received after the deadline will be considered untimely under Rule 14a-8. If you wish to submit a proposal (including a director nomination) that is not to be included in our 2024 proxy materials, the proposal must be received by our Secretary not earlier than the close of business on January 26, 2024 and not later than the close of business on February 25, 2024; provided, however, that if our 2024 Annual Meeting of Stockholders is held before April 25, 2024 or after June 24, 2024, then the proposal must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, to comply with Rule 14a-19 under the Exchange Act, if a stockholder intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our Bylaws for next year’s annual meeting, then such stockholder must provide proper written notice that sets forth all the information required by Rule 14a-19 under the Exchange Act. The deadline under Rule 14a-19 does not supersede any of the timing requirements for advance notice under our Bylaws. The supplemental notice and information required under Rule 14a-19 is in addition to the applicable advance notice requirements under our Bylaws described above and does not extend any such deadline set forth under the Bylaws. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How can I find out the results of the voting at the 2023 Annual Meeting?
Preliminary voting results will be announced at our 2023 Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the U.S. SEC within four business days after the 2023 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes, each with a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until their successor is duly elected and qualified.

As of the date of filing of this Proxy Statement, our Board has nine members. Michael J. Angelakis, Burton M. Goldfield, David C. Hodgson, and Jacqueline Kosecoff are Class III directors whose term of office expires at the 2023 Annual Meeting. Each of the directors listed below has been recommended for reelection by our Nominating and Corporate Governance Committee and has been nominated for reelection by our Board. Pursuant to our Bylaws, if elected at the 2023 Annual Meeting, each of these nominees would serve until our 2026 Annual Meeting of Stockholders and until their successors have been duly elected and qualified or a director’s service may cease sooner in the event of such director's death, resignation or removal.
Our nominees will be elected by a plurality of the votes of the holders of shares attending the 2023 Annual Meeting or represented by proxy and entitled to vote on the election of directors at our 2023 Annual Meeting. This means that the four nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election for any reason, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
It is our policy to invite and encourage directors and nominees for director to attend each of our annual meetings of stockholders. In 2022, all of the directors then in office attended our 2022 Annual Meeting of Stockholders.
The following is a brief biography of each nominee for election at our 2023 Annual Meeting, each director whose term of office expires at our 2023 Annual Meeting, and each director whose term will continue after our 2023 Annual Meeting.

    Nominees for Election

Director since 2017 Independent
Michael J. Angelakis
Compensation Committee (Member)
Nominating and Corporate Governance Committee (Member)
Michael J. Angelakis, age 58, has been a member of our Board since February 2017. Mr. Angelakis has served as the Chairman and Chief Executive Officer of Atairos Management, L.P., an independent, private investment firm, since August 2015. Mr. Angelakis also serves as a Senior Advisor to the Executive Management Committee of Comcast Corporation and, prior to founding Atairos, served as Comcast Corporation’s Vice Chair from March 2007 to October 2015 and Chief Financial Officer from March 2007 to July 2015. In his roles with Comcast, Mr. Angelakis was responsible for many strategic, financial, administrative and other areas and was recognized as one of "America's Best Chief Financial Officers" by Institutional Investor magazine six out of eight years. Prior to joining Comcast, Mr. Angelakis served as a Managing Director and a member of the Management and Investment Committee of Providence Equity Partners, one of the leading private equity firms investing in technology, media and communications companies around the world. Before joining Providence, Mr. Angelakis was Chief Executive Officer of State Cable TV Corporation and Aurora Telecommunications. He also served as Vice President at Manufacturers Hanover Trust Company in New York, where he oversaw one of the bank's media and communications portfolios. He also spent several years in London developing Manufacturers Hanover's acquisition finance and merchant banking activities throughout Western Europe. Mr. Angelakis currently serves on the board of directors of ExxonMobil, Clarivate Plc and Bowlero Corporation. He also services on the board of directors for Arcis Golf Corporation and The Orogen Group, both private companies. Mr. Angelakis previously served on the board of directors of Hewlett Packard Enterprises from October 2015 to March 2020 and Duke Energy Corporation from October 2015 to August 2017, as the Chairman of the Board for the Federal Reserve Bank of Philadelphia from October 2015 to August 2017, and as a Trustee of Babson College. Mr. Angelakis was elected as a director of TriNet pursuant to the terms of the Stockholder Agreement, dated as of December 21, 2016, between TriNet and AGI-T, L.P., an affiliate of Atairos Group, Inc. Mr. Angelakis holds a B.S. from Babson College and is a graduate of the O/P Management Program at Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Angelakis is qualified to serve on the Board based on his extensive investment, financial and managerial experience and leadership gained through his senior management roles in the media and telecommunications industries, including as the chief financial officer of a public company, as well as experience as a director of other public companies.

Director since 2008 President and Chief Executive Officer
Burton M. Goldfield
Burton M. Goldfield, age 67, joined TriNet as Chief Executive Officer and a member of our Board in May 2008. Prior to joining TriNet, Mr. Goldfield was Chief Executive Officer at Ketera Technologies, a SaaS provider to Fortune 2000 companies. Before that, Mr. Goldfield served as Senior Vice President, Worldwide Field Operations at Hyperion Solutions Corporation, a software company, and Vice President of Worldwide Sales for IBM Corporation’s multinational information technology company, Rational Software division. Mr. Goldfield currently serves on the board of directors of EvoNexus, Inc. and FinancialForce. Mr. Goldfield also previously served on the board of directors of DHI Group, Inc. from December 2014 to May 2019. Mr. Goldfield holds a B.S. in Biomedical Engineering from Syracuse University and an M.B.A. from Villanova University. The Nominating and Corporate Governance Committee believes that Mr. Goldfield is qualified to serve on our Board based on his operational and strategic expertise from his previous executive positions with other large companies, as well as his past experience as a director of another public company.

Director since 2005 Independent
David C. Hodgson
Board of Directors (Chair)
Nominating and Corporate Governance Committee (Member)
David C. Hodgson, age 66, has been a member of our Board since June 2005 and has served as the Chair of our Board since May 2018. Mr. Hodgson is Vice Chairman and a Managing Director of General Atlantic, a global growth private equity firm. Mr. Hodgson joined General Atlantic in 1982, helped found their partnership, and has over 35 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Mr. Hodgson is former Chair and current member of the Board of Trustees of Johns Hopkins Medicine. Mr. Hodgson serves on the board of directors of Johns Hopkins HealthCare and Johns Hopkins Medicine International. Mr. Hodgson is Chair of the Manhattan Theatre Club, serves on the President's Leadership Council of the Dartmouth College Board of Trustees, and is a member of the Advisory Council at Stanford Graduate School of Business. Mr. Hodgson is Chairman Emeritus of the board of Echoing Green and is Trustee Emeritus of Johns Hopkins University. He is a director of Royalty Pharma (NYSE - RPRX), Alignment Healthcare (NASDAQ - ALHC) and Howden Group (UK- Private company). Previously, Mr. Hodgson served on the board of directors of DHI Group, Inc. from August 2005 to May 2014. Mr. Hodgson holds an A.B. in Mathematics and Social Sciences from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. The Nominating and Corporate Governance Committee believes that Mr. Hodgson is qualified to serve on our Board based on his experience as a member of the board of directors of a number of public and private companies and his experience assisting companies in their development as a Managing Director of General Atlantic.

Director since 2020 Independent
Jacqueline Kosecoff
Compensation Committee (Member)
Risk Committee (Member)
Jacqueline Kosecoff, age 73, has been a member of our Board since January 2020. Since March 2012, Dr. Kosecoff has been a Managing Partner of Moriah Partners, where she works to identify, select, mentor and manage health services and IT companies, and a Senior Advisor of Warburg Pincus, a private equity investing firm. From 2005 to 2012, Dr. Kosecoff was a senior executive inside UnitedHealth Group-PacifiCare. Dr. Kosecoff joined UnitedHealth Group as part of its acquisition of PacifiCare Health Systems in 2005 and took responsibility for, among other areas, the Medicare Part D business and the consumer health product division serving seniors. From 2002 to 2005, at PacifiCare Health Systems, Dr. Kosecoff served as Executive Vice President with responsibility for various business segments. Dr. Kosecoff served as Chief Executive Officer of Prescription Solutions (now known as OptumRx) from 2006 to 2011. From 1998 to 2002, Dr. Kosecoff was founder, President and Chief Operating Officer of Protocare, a firm whose lines of business included the clinical development of drugs, devices, biopharmaceutical and nutritional products, and health services consulting. Dr. Kosecoff served as Professor of Medicine and Public Health at the University of California, Los Angeles from 1975 to 2006. Dr. Kosecoff has also served on the board of directors of GoodRx since May 2016 (the company went public in September 2020), Houlihan Lokey since June 2016, Alignment Healthcare since March 2017 (the company went public in 2021) and STERIS Corporation since October 2003. Dr. Kosecoff holds a B.A. from the University of California, Los Angeles, an M.S. in Applied Mathematics from Brown University, and a doctorate from University of California, Los Angeles. The Nominating and Corporate Governance Committee believes that Dr. Kosecoff is qualified to serve on our Board based on her extensive healthcare industry experience, leadership gained through her senior management roles in a variety of healthcare companies, and her service on the board of directors of other public companies.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until Our 2024 Annual Meeting of Stockholders

Director since 2021 Independent
Ralph A. Clark
Nominating and Corporate Governance Committee (Chair)
Compensation Committee (Member)
Ralph Clark, age 64, serves as the President and CEO of SoundThinking, Inc., a publicly traded (NASDAQ SSTI) SaaS based acoustic surveillance and precision policing solutions company. Mr. Clark joined SoundThinking in 2010 and led the company's platform expansion and sustained revenue growth resulting in SoundThinking’s successful initial public offering in 2017. Prior to joining SoundThinking, Mr. Clark was the CEO of GuardianEdge Technologies, a leading end-point data protection company that he joined in 2005 which was acquired by Symantec in 2010. Mr. Clark also served as the Vice President of Finance of Adaptec, Inc. and as the Chief Financial Officer of Snap Appliance which was acquired by Adaptec. Mr. Clark started his career as an IBM marketing representative with primary responsibility for large systems sales to Boeing Computer Services. Post business school, Mr. Clark spent three years in investment banking with Goldman Sachs and Merrill Lynch. Mr. Clark currently serves on the board of Glowforge, Inc., a Seattle-based, privately held, venture backed connected laser 3-D printing company. He also serves on the Harvard Business School Global Advisory Board. Mr. Clark graduated with a B.S. in Economics from University of the Pacific, Stockton, CA in 1981 and with an M.B.A. from Harvard Business School in 1993. Mr. Clark is qualified due to his experience and success as President and CEO of SoundThinking, a TriNet customer, which gives him knowledge and insight into the management needs and growth strategy of a publicly traded company.

Director since 2020 Independent
Maria Contreras-Sweet
Risk Committee (Chair)
Nominating and Corporate Governance Committee (Member)
Maria Contreras-Sweet, age 67, has been a director since November 2020. In October 2017, Ms. Contreras-Sweet became the Managing Member of both Contreras Sweet Enterprises, a marketing and research solutions company, and Rockway Equity Partners, LLC, a private-equity firm that invests in small-and medium--sized companies. From April 7, 2014 through January 20, 2017, Ms. Contreras-Sweet served as the 24th Administrator of the U.S. Small Business Administration ("SBA") and as a member of President Obama’s cabinet where she managed the world’s largest seed fund and the largest middle market fund of funds, as well as a $120 billion loan portfolio. In addition, Ms. Contreras-Sweet led a major initiative to update the U.S. SBA into the digital age and expand into broader domestic and global markets. At the time, the SBA reached historic levels in lending and contracting for small businesses. Prior, Ms. Contreras-Sweet was a founder of ProAmerica Bank where she served as Executive Chairwoman from 2006 to 2014. The bank served the small and middle market. Ms. Contreras-Sweet was Co-Founder and Managing Partner of Fortius Holdings from 2004 to 2006. Prior to that, Ms. Contreras-Sweet served as the California cabinet Secretary of the Business, Transportation and Housing Agency, from 1999 to 2003, where she oversaw 42,000 employees with a $14 billion budget. While there, Ms. Contreras-Sweet led in the creation of the Department of Managed Healthcare, the state's HMO regulator, and reached new levels of partnering with small businesses on California’s multi-billion dollar infrastructure program. Ms. Contreras-Sweet is a director of Sempra Energy, Regional Management Corporation and Zions Bancorporation and on the nonprofit boards of the Bipartisan Policy Center, Los Angeles World Affairs Council and Town Hall of Los Angeles and is a distinguished fellow of the Larta Institute. Prior, Ms. Contreras-Sweet served on the board of directors of Blue Cross of California and as a Founding Director of The California Endowment, a healthcare philanthropy. Ms. Contreras-Sweet has been bestowed with numerous Honorary Doctorates including from Tufts University, Whittier College and California State University, Los Angeles. The Nominating and Corporate Governance Committee believes that Ms. Contreras-Sweet possesses extensive knowledge and executive experience in state and federal government, corporate, entrepreneurial and nonprofit sectors. Ms. Contreras-Sweet brings a strong understanding of banking, corporate governance, healthcare, and global innovation, extensive experience with small-and medium-sized enterprises, and deep familiarity with state and federal regulatory bodies which makes her a valuable contributor to the Board.

Directors Continuing in Office Until Our 2025 Annual Meeting of Stockholders

Director since 2015 Independent
Paul Chamberlain
Compensation Committee (Chair)
Finance and Audit Committee (Member)
Paul Chamberlain, age 59, has been a member of our Board since December 2015. Mr. Chamberlain currently operates his own strategic and financial advisory firm, PEC Ventures. Prior to starting PEC Ventures in January 2015, he worked at Morgan Stanley, a multinational investment bank and financial services company, for 26 years, most recently as Managing Director and Co-Head of Global Technology Banking. Mr. Chamberlain has served on the board of directors of Veeva Systems, Inc. since December 2015 and ServiceNow, Inc. since October 2016. Mr. Chamberlain also has worked as a visiting professor at Princeton University’s Keller Center for Entrepreneurial Studies and as a visiting lecturer in its Bendheim Center of Finance. Mr. Chamberlain chairs the Strategic Advisory Committee of JobTrain, the Menlo Park, California-based vocational and life skills training group focused on the neediest in the Silicon Valley community. Mr. Chamberlain holds a B.A. in History, magna cum laude, from Princeton University in 1985 and an M.B.A. from Harvard Business School in 1989. The Nominating and Corporate Governance Committee believes that Mr. Chamberlain is qualified to serve on our Board based on his strategic and financial expertise, his public board work with other leading technology companies and his past experience as a Managing Director of Morgan Stanley.

Director since 2009 Independent
Wayne B. Lowell
Finance and Audit Committee (Chair)
Risk Committee (Member)
Wayne B. Lowell, age 67, has been a member of our Board since August 2009. From March 2012 until November 2017, Mr. Lowell served as Chair and Chief Executive Officer of Senior Whole Health Holdings, Inc., a health insurance company focused on providing health insurance coverage to senior citizens. From 1998 to 2012, Mr. Lowell served as President of Jonchra Associates, LLC, which provided strategic, operating and financial advice to senior management of private equity-funded and publicly-held entities. Earlier, Mr. Lowell worked for PacifiCare Health Systems, which was a Fortune 500 healthcare company where he held various positions of increasing authority, ultimately serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Mr. Lowell served on the board of directors of Addus Homecare Corporation, from January 2010 to June 2013. Mr. Lowell holds a B.S. in Accounting from the University of Maryland and an M.B.A. from the University of California, Irvine. Mr. Lowell is a Certified Public Accountant. The Nominating and Corporate Governance Committee believes that Mr. Lowell is qualified to serve on our Board based on his years of experience in the health care industry and his past experience as a chief financial officer.

Director since 2021 Independent
Myrna Soto
Finance and Audit Committee (Member)
Risk Committee (Member)
Myrna Soto, age 54, joined the TriNet board of directors in May 2021. She is a veteran board member, cybersecurity professional, business leader, governance fellow, venture capitalist and advisor with more than 30 years of experience helping businesses large and small scale for success. Ms. Soto is a seasoned security, strategy and governance professional in the tourism, financial and technology industries. Her extensive resume of experience in cybersecurity includes her current role as an advisory board member for venture capital firm ForgePoint Capital, as well as previous positions that include chief strategy & trust officer for ForcePoint, chief operating officer for Digital Hands, and strategic advisor to the CEO for Bay Dynamics, a company later sold to Broadcom. She also worked as Senior Vice President & Global Chief Information Security Officer for Comcast, among other C-suite and leadership roles in the technology industry. She currently serves on the boards for Headspace Health (Privately Held Organization), a global leader in mental health and well being, Michigan-based utility company Consumers Energy/CMS Energy, Spirit Airlines, Popular Inc. (which operates under the names BancoPopular and Popular Bank) and Delinea (Privately Held) which is a CyberSecurity Technology provider. Her experience also includes leadership and advisory roles with MGM Resorts International, Royal Caribbean Cruises, American Express and Norwegian Cruise Lines, among others. Ms. Soto earned a Master of Business Administration and a Master of Science from Nova Southeastern University, as well as a Bachelor of Arts in Psychology from Florida International University. She also holds a master certificate in project management and information technology management from The George Washington University School of Business. The Nominating and Corporate Governance Committee believes Ms. Soto is qualified due to having over 28 years of experience in the information technology and cybersecurity fields and currently serves on four public company boards and has both compensation and audit committee experience. Ms. Soto is a Board of Governance Fellow for the National Association of Corporate Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
Our Board has undertaken a review of its composition, the composition of its committees and of the independence of each our of directors and determined that, other than Mr. Goldfield, by virtue of his position as our President and Chief Executive Officer ("CEO"), each of our directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with TriNet and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. There are no family relationships among any of the director nominees, directors or any of our executive officers.
Board Leadership Structure
We separate our Chair of the Board of Directors (the “Board Chair”) and CEO to reinforce the independence of our Board in its oversight of our business and affairs. We believe that an independent Board Chair enhances the effectiveness of our Board by being best positioned to objectively evaluate and oversee management’s performance, ensure management accountability, and align management with the best interests of the Company and its stockholders. Our Board Chair, Mr. David C. Hodgson, has, among other things, the authority to call and preside over Board meetings, to set meeting agendas and to determine the materials distributed to our Board. Mr. Hodgson also serves as the Board’s lead independent director. As lead independent director, Mr. Hodgson presides over periodic meetings of the Board’s independent directors, serves as a liaison between our CEO and the independent directors and performs such additional duties as our Board may otherwise determine and delegate. Our Bylaws set forth the procedure for the Board to appoint an interim Board Chair if the Board Chair becomes unavailable to perform their duties.
Board Composition
TriNet recognizes that diversity in experience, skill sets, and personal backgrounds of members of our Board are key to good governance. Currently, we have nine directors on our Board. Based on self-identification, this includes three female directors and three directors from historically underrepresented communities. TriNet has added three new directors since November 2020, all with skill sets and backgrounds that we consider additive to those of our incumbent board members.

Role of the Board in Risk Oversight
One of our Board’s key functions is informed oversight of our risk management process. Our Board administers this oversight function directly as well as through the Board’s standing committees. Our officers are responsible for day-to-day management of the material risks that TriNet faces. Our Risk Committee reviews the design of our enterprise risk management program, monitors management's operation of that program, including risk trends and significant risk exposures, and oversees the nature and level of risk appropriate for TriNet. This includes responsibility for monitoring the quality and effectiveness of our information security, data privacy and disaster recovery capabilities. Our Finance and Audit Committee considers and discusses our significant financial risk exposures and management actions to monitor and control these potential exposures, monitors our compliance with financial requirements, and oversees the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and oversees governance risks, such as director independence and conflicts of interest. Our Compensation Committee assesses and monitors risks related to our compensation policies and programs, such as management incentives and potential for excessive risk taking. Our Board receives periodic updates from our management and their independent advisors throughout the year regarding the risks that TriNet faces and reviews our enterprise risk management program at least annually. In addition, our committees meet periodically with our management and their independent advisors to review risks and risk management processes relevant to the committees’ respective areas of oversight. Both our Board and our Board committees receive periodic and incidental reports as matters may arise from our Chief Compliance Officer or from our Chief Legal Officer ("CLO"), and from our Internal Audit Department regarding potential violations of our Code of Business Conduct and Ethics, our ethics hotline activity and other complaints we may receive regarding potential ethics violations or our financial controls, accounting and other auditing matters. Our committees regularly report to the Board and have the ability to raise material risk exposures to the Board.
Meetings of the Board of Directors
Our Board held six meetings during 2022. In 2022, each of our directors attended at least 75% of the aggregate of our Board meetings and of the meetings of each committee on which they served that were held during their service as a Board member. In addition, our non-management directors met four times in 2022 in scheduled executive Board sessions at which only non-management directors were present. The Board Chair presided over these executive sessions.

Information Regarding Committees of the Board of Directors
Our Board has four committees: a Finance and Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The following table provides membership for each of our Board committees as of April 13, 2023:

	Finance and Audit	Nominating and Corporate Governance	Compensation	Risk
Michael J. Angelakis		¡	¡
Paul Chamberlain ❖	¡		●
Myrna Soto ❖	¡			¡
David C. Hodgson		¡
Jacqueline Kosecoff			¡	¡
Wayne B. Lowell ❖	●			¡
Maria Contreras-Sweet		¡		●
Ralph A. Clark		●	¡

●	Chairperson	¡	Member	❖	Financial Expert

Finance and Audit Committee
The primary functions of our Finance and Audit Committee include:
•assisting the Board in its oversight of:
•the Company’s corporate accounting and financial reporting processes;
•the Company’s systems of internal control over financial reporting;
•the Company’s audits of financial statements;
•the quality and integrity of the Company’s financial statements and internal controls;
•the qualifications, performance and independence of the Company’s independent registered public accounting firm;
•the performance, responsibilities, budget and staffing of the Company’s internal audit function; and
•the Company's compliance with legal and regulatory requirements.
•conducting an annual assessment of the performance of the Finance and Audit Committee and periodically reviewing and assessing the adequacy of its charter;
•establishing procedures for the receipt, retention and treatment of complaints and monitoring complaints received by us regarding accounting, internal accounting controls or auditing matters; and
•preparing the Committee report that the SEC rules require to be included in the Company’s annual proxy statement.
Our Board has determined that each member of our Finance and Audit Committee is independent under NYSE listing standards and Rule 10A-3(b)(1) promulgated under the Exchange Act, is an “audit committee financial expert” within the meaning of SEC regulations, and has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, the Board examined each Finance and Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
Our Finance and Audit Committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Our Finance and Audit Committee meets regularly in executive session. Our Finance and Audit Committee’s authority, duties and responsibilities are described in its charter, which is reviewed annually and updated as warranted. The charter is available in the Investor Relations section of the Company’s website. The Finance and Audit Committee held eight meetings during 2022.

Report of the Finance and Audit Committee of the Board of Directors(1)
The Finance and Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2022 with management. The Finance and Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Finance and Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding our independent accountants’ communications with the Finance and Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Finance and Audit Committee has recommended to the Board that the Company's audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Wayne B. Lowell
Paul Chamberlain
Myrna Soto

(1)The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The primary functions of our Compensation Committee include:
•determining and approving goals and objectives for our executive compensation program, evaluating executive performance against those goals and objectives, and approving the individual compensation levels and other terms of employment in light of such performance, including, without limitation, reviewing, approving and administering any employment agreements, severance agreements or plans, change in control agreements, plans or provisions and any other compensatory arrangements with our executive officers;
•reviewing and approving the compensation of Board members, including retainer, Board meeting, committee meeting and committee chair fees and equity grants or awards;
•overseeing administration of our equity incentive plans, establishing guidelines, interpreting plan documents, approving grants and awards, and exercising such other power and authority as may be permitted or required under such plans;
•reviewing and recommending to our Board the adoption, amendment and termination of our equity incentive plans;
•reviewing, in consultation with the CEO, the Company's management succession planning, excluding policies and planning for CEO selection and succession for whom the Company's Nominating and Corporate Governance Committee is responsible;
•overseeing administration of the Company's tax-qualified retirement plans;
•reviewing and assessing risks arising from the Company's employee compensation policies and practices, organizational talent and development, as well as general management succession risks;
•assessing the independence of each compensation consultant, legal counsel and other advisor to our Compensation Committee in accordance with and to the extent required by applicable law and the NYSE listing standards;
•reviewing and discussing with our management the disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of our annual reports on Form 10-K, registration statements and proxy statements in accordance with and to the extent required by applicable law and the NYSE listing standards and recommending to our Board that such Compensation Discussion and Analysis be approved for inclusion therein;
•preparing and reviewing our Compensation Committee’s reports on executive compensation to be included in our annual proxy statements in accordance with and to the extent required by applicable law and the NYSE listing standards;
•investigating any matter brought to the attention of our Compensation Committee within the scope of its duties if, in the judgment of our Compensation Committee, such investigation is appropriate;
•reviewing and assessing the adequacy of our Compensation Committee’s charter periodically and recommending any proposed changes to our Board for approval; and
•conducting an evaluation of the performance of our Compensation Committee periodically.
Our Board has determined that each member of our Compensation Committee is independent under NYSE listing standards and Rule 10C-1 promulgated under the Exchange Act and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company’s website. The Compensation Committee held five meetings during 2022.

Compensation Committee Processes and Procedures
Our Compensation Committee meets regularly during the year. The agenda for each meeting is usually developed by the Chair of our Compensation Committee, often in consultation with our CEO, CLO, Chief People Officer and our Compensation Committee's independent compensation consultant, Meridian Compensation Partners ("Meridian"). Our Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors and consultants, attend Compensation Committee meetings to make presentations and provide financial and other background information and advice relevant to Compensation Committee deliberations. Our CEO does not participate in and is not present during any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives.
In certain situations, our Compensation Committee may delegate its authority to a subcommittee or to our CEO in connection with the grant of certain equity awards. In 2017, our Compensation Committee formed the Equity Award Committee, which currently consists of three members of the Compensation Committee, Mr. Chamberlain, Mr. Clark, and Dr. Kosecoff. The primary purpose of the Equity Award Committee is to administer the Company's equity incentive plans and to grant equity awards thereunder, primarily to our Section 16 officers, without limiting the authority of our Compensation Committee. Our Compensation Committee also has delegated to the CEO the authority, subject to certain limitations such as the maximum value for each award, to grant a limited number of restricted stock unit awards ("RSU Awards") to certain non-executive colleagues and consultants of the Company annually and in connection with their hiring or promotion or for retention purposes, in each case pursuant to the terms of such policy and the Company's equity incentive plan.
Under its charter, our Compensation Committee has full access to all of our books, records, facilities and personnel. In addition, our Compensation Committee has authority to engage and retain legal counsel, compensation consultants and other experts and consultants as it deems appropriate to carry out its responsibilities. Our Compensation Committee has direct responsibility for the oversight of the work performed by and for approving the reasonable fees and retention terms of these advisors.
Under its charter, our Compensation Committee may select or receive advice from a compensation consultant, legal counsel or other advisor other than in-house legal counsel and certain other types of advisors only after taking into consideration six factors prescribed by the SEC and as set forth in the NYSE listing standards that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. In 2022, after taking these factors into consideration, our Compensation Committee determined that Meridian, met the independence test outlined herein, confirmed that Meridian's work did not raise any conflicts of interest and engaged Meridian to assist it in connection with its review, analysis and determinations with respect to the compensation of our senior personnel, including our Named Executive Officers. For a list of our Named Executive Officers, see the section titled “Compensation Discussion and Analysis, Named Executive Officers” below. For a summary of the nature and scope of the services provided to our Compensation Committee by Meridian, see the section titled "Compensation Discussion and Analysis, Oversight and Design of our Compensation Program, Role of Compensation Consultant" below.
For the 2022 fiscal year, Meridian also reviewed the compensation peer group our Compensation Committee uses to aid in the development of reasonable and competitive compensation practices, recommended changes or updates to our peer group and performed a competitive market analysis of performance and compensation levels for that peer group. Management also evaluated the analysis and provided input for our Compensation Committee’s consideration. Following an active dialogue with Meridian and management, our Compensation Committee established our 2022 executive compensation program, which is discussed in the section titled "Compensation Discussion and Analysis."

Historically, at one or more meetings in the first quarter of each year, our Compensation Committee conducts its annual review of Company performance against our compensation plan goals and objectives for the prior year, determines executive cash incentive and performance equity award payments under those plans, sets executive compensation levels, and establishes new performance objectives and goals for the current year. Our Compensation Committee also considers matters at various meetings throughout the year related to individual compensation (such as compensation for new executive hires), as well as high-level strategic compensation issues, such as the general efficacy of our compensation strategy, potential modifications to that strategy, retention and performance-specific compensation requirements and new trends, plans or approaches to compensation among our peer group or more generally. Our Compensation Committee solicits and considers evaluations and recommendations from our CEO regarding the performance of executives other than himself. For our CEO, our Compensation Committee conducts its own evaluation and makes compensation and incentive award adjustments accordingly. Our Compensation Committee also reviews and approves the compensation of our non-employee directors as appropriate from time to time.
As part of its deliberations, our Compensation Committee will use the Board's annual evaluation of our CEO's performance and may review and consider materials such as financial reports and projections, operational data, tax and accounting information, total compensation that may become payable to executives, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of Meridian, including analyses of executive and director compensation paid at other companies, as appropriate.
The specific determinations of our Compensation Committee with respect to executive compensation for 2022 are described in greater detail in the section titled “Compensation Discussion and Analysis.”
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee are currently or have been at any time one of our officers or employees. None of our executive officers currently serve or have served during the last year as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The primary functions of the Nominating and Corporate Governance Committee include:
•reviewing and evaluating the size, composition, function and duties of the Board consistent with its needs;
•recommending criteria for the selection of candidates to the Board and its committees and identifying individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by stockholders;
•recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or filling any vacancies or newly created directorships that may occur between such meetings;
•recommending directors for appointment to Board committees;
•making recommendations to the Board as to determinations of director independence;
•overseeing the evaluation of the Board;
•developing and recommending to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics for the Company and overseeing compliance with such Corporate Governance Guidelines and Code of Business Conduct and Ethics;
•periodically reviewing the Company's succession planning and policies for CEO selection and succession; and
•reviewing and evaluating the Company's approach to environmental, social, and governance ("ESG") matters, including the Company's ESG program, ESG reporting and risk associated with such program and reporting.

Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the NYSE listing standards. The Nominating and Corporate Governance Committee has authority to engage legal counsel and other experts or consultants as it deems appropriate to carry out its responsibilities. The Nominating and Corporate Governance Committee's authority, duties and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company's website.
Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, independence and commitment to rigorously representing the long-term interests of the Company's stockholders. Our Nominating and Corporate Governance Committee also considers such factors as relevant expertise and experience upon which to be able to offer advice and guidance to management, sufficient time to devote to our affairs, demonstrated excellence in their field and the ability to exercise sound business judgment. Our Nominating and Corporate Governance Committee retains the right to modify these qualifications. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance Committee typically considers judgment, diversity, age, skills, background, experience, and such other factors as it deems appropriate, given the current needs of our Board and TriNet, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to TriNet during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether such candidates are independent for NYSE purposes, which determinations are made based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, where necessary. Our Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates but also may engage, if it deems appropriate, a professional search firm. Our Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. Our Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
Our Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder, including the minimum criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: One Park Place, Suite 600, Dublin, California 94568. Submissions must include the information required by Rule 14a-19 under the Exchange Act and Section 5 of our Bylaws, including, without limitation, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Our Nominating and Corporate Governance Committee held five meetings during 2022.
Risk Committee
The primary functions of the Risk Committee include:
•reviewing the Company's Enterprise-wide Risk Management Policy and approach;
•overseeing the operation of the Company's enterprise-wide risk management framework, processes and methodologies;
•reviewing enterprise-level risk management objectives and monitoring management's execution of such objectives;

•reviewing management's reports on risk management processes, methodologies, controls and capabilities;
•reviewing the Company's efforts to foster a culture of risk adjusted decision making without constraining reasonable risk taking and innovation;
•reviewing the adequacy of resources of the Company's risk management functions;
•monitoring relevant trends and developments in the area of enterprise risk management and oversight;
•reviewing the Company's risk profile against its tolerances, including significant risk exposure and risk trends, and the steps management has taken to monitor, control and report such risk exposures and trends;
•monitoring the quality and effectiveness of the Company's information security, data privacy and disaster recovery programs and periodically reviewing, appraising and discussing with management the quality and effectiveness of the Company's information security, data privacy and disaster recovery capabilities;
•reviewing, approving and monitoring risk management actions for cases escalated to the Committee;
•reviewing reports from the Company's management Enterprise Risk Steering Committee;
•liaising with other committees of the Board or members of management as necessary or desirable to permit those committees to carry out their statutory, regulatory and other responsibilities; and
•considering such other matters and performing such other actions as the Board or Committee deems necessary or advisable in relation to the Committee's risk management oversight function.

Our Board has determined that each member of the Risk Committee is independent under the NYSE listing standards. The Risk Committee meets as often as it determines is appropriate to carry out its responsibilities. The Risk Committee has authority to engage advisers as it deems appropriate to carry out its responsibilities. The Risk Committee's authority, duties and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company's website. Our Risk Committee was formed in March 2021 and held four meetings in 2022.
Stockholder Communications with the Board of Directors
Our Board has adopted a Stockholder Communication Policy to establish procedures for and to encourage stockholder communications with the Board or any of its directors. The Stockholder Communication Policy is available on our website. Any interested person also may communicate directly with the presiding lead director or the independent or non-management directors. If you are interested in communicating directly with the independent or non-management directors, please follow the procedures for such communications in our Stockholder Communication Policy.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics (the "Code") that applies to all of our colleagues, executive officers and directors, including those executive officers responsible for financial reporting. Our Code is available on our website. We intend to disclose any amendments to this Code or any waivers of its requirements on our website to the extent permitted or required by applicable SEC rules or stock exchange requirements.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. Our Corporate Governance Guidelines set forth the practices our Board intends to follow with respect to board composition and selection, board responsibilities, board meetings and involvement of senior management, CEO performance evaluation and succession planning, and board committees and compensation. Our Corporate Governance Guidelines are available on our website.

PROPOSAL 2
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve on an advisory basis the compensation of our Named Executive Officers as disclosed in this Proxy Statement, including in the section titled "Compensation Discussion and Analysis" ("CD&A"). This vote is not intended to address any specific item of compensation but rather the overall compensation of all our Named Executive Officers and the executive compensation philosophy, policies and practices described in the CD&A, as well as the related compensation tables and the accompanying narrative disclosure.
Before you vote, we urge you to read the CD&A, as well as the related compensation tables and the accompanying narrative disclosure contained in this Proxy Statement for detailed information on our executive compensation program.
Our Board believes that our executive compensation program strikes an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company's long-term performance, and aligns the interests of our Named Executive Officers with those of our stockholders. Accordingly, our Board is asking stockholders to indicate their support for the compensation of our Named Executive Officers, as described in the CD&A in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to TriNet’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on our Board, our Compensation Committee or TriNet. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and Compensation Committee will consider the results of this vote in making determinations in the future regarding our executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares attending our 2023 Annual Meeting live or represented by proxy and entitled to vote on the matter at our 2023 Annual Meeting. The next scheduled say-on-pay vote is expected to be at the 2024 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Finance and Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by our stockholders at our 2023 Annual Meeting. Deloitte & Touche has audited our financial statements since 2017. Representatives of Deloitte & Touche are expected to be present at our 2023 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. However, the Finance and Audit Committee is submitting the selection of Deloitte & Touche to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Finance and Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, our Finance and Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of TriNet and our stockholders.
The Board is asking the stockholders to ratify the selection of Deloitte & Touche as TriNet's independent registered public accounting firm and vote "FOR" the following resolution:
"RESOLVED, the stockholders hereby ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023."
The affirmative vote of the holders of a majority of the shares attending our 2023 Annual Meeting live or represented by proxy and entitled to vote on the matter at our 2023 Annual Meeting will be required to ratify the selection of Deloitte & Touche.

Principal Accountant Fees and Services
On May 6, 2016, our Finance and Audit Committee approved the engagement of Deloitte & Touche as the Company’s independent registered public accounting firm.
The following table summarizes the aggregate fees billed and accrued for professional services provided by Deloitte & Touche during our fiscal years 2022 and 2021. These fees were approved pursuant to the pre-approval policies and procedures described below.

	Fiscal Year Ended December 31,
($ in thousands)	2022	2021
Audit Fees(1)	$6,447	$6,108
Audit-related Fees(2)	$35	$213
Tax Fees(3)	$194	$132
All Other Fees(4)	$308	$4
Total Fees	$6,984	$6,457
(1)Audit Fees included fees for professional services rendered for the audits of the Company’s 2022 and 2021 annual consolidated financial statements included in the Company's Annual Report on Form 10-K and reviews of the quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q.
(2)Audit-related Fees for the fiscal years ended December 31, 2022 and 2021 consist of assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the financial statements and are not reported under audit fees. Amounts include fees for services provided in connection with registration statements and merger and acquisition due diligence services.
(3)Tax Fees include fees for tax compliance, tax advice and tax planning and other tax services.
(4)All Other Fees include fees for other audit and review engagements.
All fees described above were pre-approved by the Finance and Audit Committee.
Pre-Approval Policies and Procedures
Our Finance and Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. This policy generally requires pre-approval of the specified services in the defined categories of audit services, audit-related services and tax services. Pre-approval may also be given as part of our Finance and Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Finance and Audit Committee’s members, and the Chair of our Finance and Audit Committee has delegated authority to approve certain non-audit services, but the decision must be reported to the full Finance and Audit Committee at its next scheduled meeting.
Our Finance and Audit Committee has determined that rendering of services other than audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche's independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION

The State of Delaware, which is the Company’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain of their officers in limited circumstances. In light of this update, we are proposing to amend and restate the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment and restatement would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf. In addition, we are updating Section VI.A.3 of the Certificate of Incorporation for clarity in order to incorporate the correction made to this section pursuant to the Company’s Certificate of Correction of Amended and Restated Certificate of Incorporation dated October 30, 2017 and filed with the SEC on November 2, 2017.

The Nominating and Corporate Governance Committee believes that there is a need for directors and officers to remain free of the risk of financial ruin as a result of an unintentional misstep. Further, the Nominating and Corporate Governance Committee noted that the proposed provision would not negatively impact stockholder rights. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Nominating and Corporate Governance Committee believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Nominating and Corporate Governance Committee recommended to the Board an amendment and restatement to the Certificate of Incorporation to provide such exculpation to the extent permitted by Delaware law. Based on this recommendation, the Board determined that it is in the best interests of the Company and our stockholders to amend and restate the Certificate of Incorporation as described herein. For convenience of reference, a copy of the proposed amended and restated Certificate of Incorporation, marked to show the changes from our current Certificate of Incorporation, is attached as Appendix A.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve an amendment and restatement of the Company’s amended and restated certificate of incorporation, which shall read in its entirety as follows:

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRINET GROUP, INC.

BURTON M. GOLDFIELD hereby certifies that:

ONE: The original name of this corporation is TriNet Merger Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 26, 2000.

TWO: He is the duly elected and acting President and Chief Executive Officer of TriNet Group, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is TriNet Group, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 770,000,000 shares. 750,000,000 shares shall be Common Stock, each having a par value of $0.000025. 20,000,000 shares shall be Preferred Stock, each having a par value of $0.000025.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2. Board of Directors.

a. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provision of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

C. Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. The liability of the directors and officers for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer to the company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company arising pursuant to any provision of the General Corporation Law, the certificate of incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Section VI.D.

VII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of this corporation.”

The affirmative vote of the holders of 66 2/3% of the voting power of all of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class is required to approve the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 28, 2023, information regarding beneficial ownership of our common stock by:
•each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;
•each of our Named Executive Officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TriNet Group, Inc., One Park Place, Suite 600, Dublin, California 94568.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Holders (other than Directors and Named Executive Officers):
Atairos Group, Inc.(2)	21,477,538	36.1%
Cantillon Capital Management LLC(3)	3,851,703	6.5%
Wellington Management Group LLC(4)	3,799,548	6.4%
The Vanguard Group(5)	3,700,831	6.2%
Directors:
Michael J. Angelakis(6)	21,477,538	36.1%
Paul Chamberlain(7)	35,659	*
Ralph A. Clark(8)	5,934	*
Maria Contreras-Sweet(9)	5,596	*
Burton M. Goldfield(10)	537,869	*
David C. Hodgson(11)	102,039	*
Jacqueline Kosecoff(12)	10,659	*
Wayne B. Lowell(13)	94,766	*
Myrna Soto(14)	4,251	*
Non-Director Named Executive Officers:
Kelly Tuminelli(15)	29,479	*
Jay Venkat(16)	811	*
Alex Warren(17)	3,497	*
Samantha Wellington(18)	47,705	*
All current executive officers and directors as a group (13 persons)(19)	22,355,803	37.4%

*	Less than one percent.

(1)This table is based upon information supplied by executive officers, directors and certain principal stockholders and Schedules 13D and 13G and Form 4s filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated in the footnotes to this table, applicable percentages are based on 59,538,991 shares outstanding on March 28, 2023, adjusted as required by rules promulgated by the SEC. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 28, 2023 or issuable upon settlement of RSUs within 60 days of March 28, 2023 is deemed to be outstanding for computing the percentage ownership of the person holding these options or RSUs and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
(2)Based on information supplied in a Schedule 13D/A filed with the SEC on February 16, 2023 and a Form 4 filed with the SEC on March 27, 2023 reporting beneficial ownership of (i) 17,691,312 shares directly held by AGI-T, L.P., (ii) 3,758,947 shares directly held by A-A SMA, L.P., and (iii) 25,180 shares directly held by Michael J. Angelakis that previously were issued to him upon the vesting of RSUs granted to Mr. Angelakis and (iv) 2,099 shares issuable upon settlement of RSUs within 60 days of March 28, 2023. A-T Holdings GP, LLC is the general partner of AGI-T, L.P. Atairos Group, Inc. is the sole member and manager of A-T Holdings GP, LLC and the sole limited partner of AGI-T, L.P. A-A SMA GP, LLC is the general partner of A-A SMA, L.P. Atairos Group, Inc. is the sole member and manager of A-A SMA GP, LLC and the sole limited partner of A-A SMA, L.P. Atairos Partners, L.P. is the sole voting stockholder of Atairos Group, Inc. Atairos Partners GP, Inc. is the general partner of Atairos Partners, L.P. Mr. Angelakis is the Chairperson and Chief Executive Officer of Atairos Group, Inc. and directly or indirectly controls a majority of the voting power of Atairos Partners GP, Inc. Each of Mr. Angelakis, Atairos Group, Inc. and the other entities described above disclaims beneficial ownership of the securities described in clauses (i)-(iv) above except to the extent of its pecuniary interest therein. According to the Form 4, the address for Atairos Group, Inc. is 40 Morris Avenue, c/o Atairos Management, L.P., Bryn Mawr, Pennsylvania 19010.
(3)Based on information jointly supplied by Cantillon Capital Management LLC, Cantillon Management L.P., Cantillon Inc. and William von Mueffling (collectively, "Cantillon") in a Schedule 13G/A filed with the SEC on February 10, 2023. According to the Schedule 13G/A, Cantillon has shared power to vote or direct the vote and shared power to dispose or to direct the disposition of 3,476,703 shares, and Mr. von Mueffling has sole power to vote or direct the vote and to dispose or to direct the disposition of 375,000 shares as of December 31, 2022. According to the Schedule 13G/A, the address for Cantillon is 499 Park Avenue, 9th Floor, New York, New York 10022.
(4)Based on information jointly supplied by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, "Wellington") in a Schedule 13G/A filed with the SEC on February 6, 2023. According to the Schedule 13G/A, Wellington has shared power to vote or direct the vote of up to 3,213,012 shares and shared power to dispose or to direct the disposition of up to 3,799,548 shares as of December 31, 2022. According to the Schedule 13G/A, the address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
(5)Based on information supplied by The Vanguard Group ("Vanguard") in a Schedule 13G/A filed with the SEC on February 9, 2023. According to the Schedule 13G/A, Vanguard has sole power to dispose or to direct the disposition of 3,598,448 shares as of December 31, 2022 and Vanguard has shared power to vote or direct the vote of 64,005 shares and shared power to dispose or to direct the disposition of 102,383 shares as of December 31, 2022. According to the Schedule 13G/A, the address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(6)Includes the shares described in footnote 2 above.
(7)Includes (i) 33,560 shares owned directly and (ii) 2,099 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(8)Includes (i) 3,835 shares owned directly and (ii) 2,099 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(9)Includes (i) 3,497 shares owned directly and (ii) 2,099 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(10)Includes (i) 1,196 shares owned directly, (ii) 404,650 shares held by Burton M. Goldfield and Maud Carol Goldfield, Trustees of the Burton M. and Maud Carol Goldfield Trust u/a/d 12/6/00, for which Mr. Goldfield shares voting and investment power, (iii) 120,863 shares issuable pursuant to stock options exercisable within 60 days of March 28, 2023 and (iv) 11,160 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(11)Includes (i) 98,891 shares owned directly and (ii) 3,148 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(12)Includes (i) 8,560 shares held by Robert H. Brook and Jacqueline B. Kosecoff Family Trust, for which Dr. Kosecoff shares voting and investment power and (ii) 2,099 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.

(13)Includes (i) 92,667 shares held by the Wayne and Nan Lowell Revocable Trust dated February 2, 1991, for which Mr. Lowell shares voting and investment power and (ii) 2,099 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(14)Includes (i) 2,152 shares owned directly and (ii) 2,099 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(15)Includes (i) 24,928 shares owned directly and (ii) 4,551 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(16)Reflects 811 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(17)Reflects 3,497 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(18)Includes (i) 44,514 shares owned directly and (ii) 3,191 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
(19)Consists of (i) 22,193,889 shares held by the current directors and executive officers, (ii) 120,863 shares issuable pursuant to stock options held by such persons that are exercisable within 60 days of March 28, 2023 and (iii) 41,051 shares issuable upon settlement of RSUs within 60 days of March 28, 2023.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2022 our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS
Biographies for our executive officers other than our CEO and director, Mr. Goldfield, as of April 13, 2023, appear below. Biographical information with regard to Mr. Goldfield is presented under “Proposal No. 1 - Election of Directors” in this Proxy Statement.

Executive Vice President, Chief Financial Officer
Kelly Tuminelli
Kelly Tuminelli, age 54, joined TriNet in September 2020 as Executive Vice President of Finance and was appointed as Executive Vice President, Chief Financial Officer on October 26, 2020. Ms. Tuminelli leads the company's finance and insurance services organizations. Ms. Tuminelli is also the Executive Sponsor of our Women@Work Colleague Resource Group. Ms. Tuminelli is a seasoned financial executive bringing more than 30 years of financial services experience in the insurance, investment and consulting industries. Prior to joining TriNet, Ms. Tuminelli served as the Executive Vice President and Chief Financial Officer at Genworth. In addition to her more than 15 years at Genworth in roles of increasing responsibility, Ms. Tuminelli previously held leadership roles at GE Capital and PricewaterhouseCoopers. Ms. Tuminelli is on the Board and Audit Committee of TaskUs, and was previously on the Board of MENTOR-Virginia, as well as the past Chair for AMP! Metro Richmond, a Richmond-based middle school mentoring program. Ms. Tuminelli also previously served as Chair of the American Heart Association’s Richmond-area Go Red for Women campaign. Ms. Tuminelli is a Certified Public Accountant and a Chartered Global Management Accountant. Ms. Tuminelli holds a Bachelor of Arts degree in Business Administration, Accounting, from the University of Washington, Seattle.

Executive Vice President, Chief Digital & Innovation Officer
Jay Venkat
Jay Venkat, age 46, joined TriNet in June 2022 as Executive Vice President, Chief Digital & Innovation Officer. Prior to joining TriNet, Mr. Venkat led the Technology, Media and Telecom Practice Area in North America for Boston Consulting Group (“BCG”) and served as the office leader for the Bay Area covering the firm’s offices in San Francisco and Silicon Valley. Mr. Venkat is a subject matter expert in digital and technology transformation including agile ways of working and large scale re-platforming. Since joining BCG in 2003, he worked with clients across Healthcare, Financial Services, Insurance, Technology and Energy industries on a variety of strategy, product, data and digital topics. Prior to joining BCG, he worked for Halliburton Company as a field engineer in Egypt. Mr. Venkat holds an M.B.A. from the Wharton School where he was a Palmer Scholar and an undergraduate degree in Electrical Engineering from the Indian Institute of Technology in Chennai.

Senior Vice President, Chief Revenue Officer
Alex Warren
Alex Warren, age 50, was promoted effective November 16, 2022 to the position of Chief Revenue Officer at TriNet and oversees the execution of TriNet’s unified operational strategy for customer retention and net new sales which includes both its professional employer organization (PEO) and SaaS human capital management (HCM) businesses. He previously held the role of Senior Vice President, Customer Experience at TriNet.
Mr. Warren joined TriNet in 2017 as Vice President, Enterprise Solutions on the product team. In 2018 he moved to the operations organization as Vice President of Customer Solutions. Prior to joining TriNet, Mr. Warren was a leader of new revenue at Insperity and has worked in a consulting capacity across the PEO industry. He has led and advised organizations of various sizes on rapid performance transformation, scalable operations and customer experience strategies.
Mr. Warren is a regular speaker on scaling strategies for entrepreneurs, organizational design and the future of work. Mr. Warren is also the Co-Executive Sponsor of our PRIDE (LGBTQIAA+) Colleague Resource Group.
Prior to joining corporate America, Mr. Warren served in the U.S. Army, graduating from Sapper School as a combat engineer. He attended warfighters at the Army war college, and during his time in the military received the 29th Division Combat Squad Leader of the Year award in 1998 and Soldier of the Year award in 1992. He remains a member of the U.S. Army Corp of Engineers and has worked with some of the most significant global government contractors. In doing so, he held a top secret security clearance.
Mr. Warren earned a Bachelor of Science degree in Business Administration and Management from George Mason University.

Executive Vice President, Business Affairs, Chief Legal Officer and Secretary
Samantha Wellington
Samantha Wellington, age 45, has served as our Executive Vice President, Business Affairs, Chief Legal Officer and Secretary since April 2022. She previously served as our Senior Vice President, Chief Legal Officer and Secretary from November 2018 to April 2022, and previously served as our Vice President and Associate General Counsel from October 2016 to November 2018. Ms. Wellington also currently services as Co-Executive Sponsor of our PRIDE (LGBTQIAA+) Colleague Resource Group, and Executive Sponsor of our Black Employee Network Colleague Resource Group. Ms. Wellington is a member of the board of directors of the National Association of Professional Employer Organizations, where she is the Chair of the audit sub-committee and is a member of the board's finance, oversight and audit committee. Prior to joining us, Ms. Wellington held various senior legal positions at Oracle Corporation, a multinational computer technology corporation, over a 12-year period, including Managing Counsel for Oracle’s Corporate, Securities & Acquisitions Legal Team from January 2009 to October 2016 and Senior Legal Counsel for Oracle’s Asia Pacific and Japan division from November 2005 to January 2009. She also served Oracle's interests on the board of directors of Oracle’s publicly traded subsidiaries in Japan and India from June 2013 to October 2016 and from April 2013 to October 2016, respectively. Ms. Wellington holds both a Bachelor of Creative Arts and a Bachelor of Laws from Wollongong University, as well as a Master of Laws in Communication and Technology Law from the University of New South Wales. Ms. Wellington is admitted to practice law in both NSW, Australia and California, USA.

Compensation Committee Report(1)
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Paul Chamberlain
Michael J. Angelakis
Ralph A. Clark
Jacqueline Kosecoff

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
This Compensation Discussion and Analysis ("CD&A") describes our executive compensation philosophy, policies objectives and practices during 2022, the material elements of our executive compensation program, the executive compensation decisions made by the Compensation Committee in 2022 and the key factors that contributed to those decisions. The CD&A is primarily focused on decisions and applicable policies of our Named Executive Officers in 2022. For the fiscal year ended December 31, 2022, our NEOs were:

Name	Title
Burton M. Goldfield	President and Chief Executive Officer (“CEO”) (our principal executive officer)
Kelly Tuminelli	Executive Vice President, Chief Financial Officer ("CFO") (our principal financial officer)
Jay Venkat(1)	Executive Vice President, Chief Digital and Innovation Officer
Alex Warren(2)	Senior Vice President, Chief Revenue Officer
Samantha Wellington	Executive Vice President, Business Affairs, Chief Legal Officer and Secretary
(1)    Mr. Venkat joined the Company on June 30, 2022.
(2)    Mr. Warren was promoted to Chief Revenue Officer on November 16, 2022.
These NEOs, together with the other members of our senior executive management whose compensation is determined by our Compensation Committee, are referred to as our “Senior Executive Management.”
Compensation Philosophy and Objectives
Our Compensation Committee regularly reviews the elements of the individual compensation packages for our Senior Executive Management. When making its compensation decisions for our Senior Executive Management, our Compensation Committee takes into consideration our Company’s performance, competitive market data, our CEO's recommendations, except with respect to his own compensation, as well as the additional factors described in “Oversight and Design of our Compensation Program - Role of Compensation Committee” below.
Our Senior Executive Management compensation program is designed to achieve the following objectives:
•Attract, Retain and Motivate. Attract and retain highly talented and experienced executives who possess the knowledge, skills, and leadership that are critical to our success and motivate those executives to achieve our strategic business objectives and uphold our core values.
•Promote Teamwork and Individual Performance. Promote executive teamwork through shared strategic goals, while also recognizing and rewarding the unique role each executive officer plays in our success by measuring individual performance.
•Link Compensation with Performance and Strategic Goals. Tie executive compensation to overall Company performance and the achievement of strategic goals.
•Align Executive and Stockholder Interests. Align the long-term interests and objectives of our executives with those of our stockholders.
Our Compensation Committee regularly reviews our Senior Executive Management compensation program to ensure that the program’s components continue to align with the above objectives and that the program is administered in a manner consistent with our established compensation policies and philosophy.

Executive Compensation Policies and Practices
The Compensation Committee oversees our executive compensation program, policies and practices. These policies and practices, which are designed to link compensation and performance and to minimize or prohibit behaviors that are not aligned with our stockholders’ long-term interests, are as follows:

	What We Do		What We Don’t Do
☑
We Pay for Performance. In 2022, 90% of the target compensation for our CEO is at risk and an average of 83% of the target compensation for our other NEOs is at risk. For more details, see the charts in the section titled "Compensation Mix" in the CD&A.
		☒	We Do Not Guarantee Salary Increases or Bonuses. Our Senior Executive Management is not guaranteed salary increases or bonuses for any year.
☑	We Engage an Independent Advisor. The Compensation Committee engages an independent compensation consultant to provide analysis, advice and guidance on executive compensation matters.	☒
We Do Not Permit Hedging, Pledging or Short Sales. Our employees, executive officers, and directors are prohibited from making put or call options or short sales of Company securities, engaging in hedging transactions involving Company securities, and pledging Company securities as collateral for a loan.

☑	We Have Independent Committees. Each of our Board committees is comprised solely of independent directors.	☒	We Do Not Provide Excise Tax Gross-ups. Our Senior Executive Management does not receive tax “gross-ups” on excise taxes in connection with change in control arrangements.
☑
We Conduct an Annual Peer-Based Review. The Compensation Committee, assisted by its compensation consultant, annually reviews our executive compensation program against the competitive market using a group of peer companies as a reference.
☒
We Do Not Maintain Executive Pension Plans. Our Senior Executive Management is not entitled to participate in defined benefit pension arrangements and has no accrued benefits in any such TriNet arrangements.

☑	We Have Stock Ownership Guidelines. We maintain equity ownership guidelines for our officers subject to Section 16 of the Exchange Act and the members of our Board.	☒	We Do Not Offer Supplemental Executive Retirement. Our Senior Executive Management is not entitled to supplemental executive retirement benefits.
☑
We Have a Compensation Recovery ("Clawback") Policy. We maintain a compensation recovery (“clawback”) policy under which we may seek reimbursement of cash incentive payments and performance-based equity awards made to our NEOs and other current and former officers subject to Section 16 of the Exchange Act in certain circumstances.
		☒	We Do Not Have "Single Trigger" Change in Control Provisions. Our change in control benefits and plans are based on a “double trigger” arrangement.

Oversight and Design of our Compensation Program
Role of Compensation Committee
The Compensation Committee oversees our Senior Executive Management compensation and benefit policies, administers our equity compensation plans, and annually reviews and approves the compensation decisions affecting our Senior Executive Management with Meridian's assistance.

The Compensation Committee considers many factors when making compensation decisions related to our Senior Executive Management Team. Some of these factors include:

•the compensation analysis provided by Meridian, including relevant competitive market data;
•the recommendations of our CEO (except with respect to his own compensation);
•our corporate growth and other elements of financial performance;
•the individual achievement of each Senior Executive Management team member against their management objectives;
•performance levels, including consistent exceptional performance;
•retention risk;
•the expected future contribution of the individual Senior Executive Management team member;
•internal pay equity based on the impact on our business and performance;
•the Senior Executive Management team member’s existing equity awards and stock holdings; and
•the potential dilutive effect of new equity awards on our stockholders.
The Compensation Committee considered these factors when making decisions with respect to individual elements of pay and with respect to total compensation opportunities. The Compensation Committee has not adopted artificial limits with respect to any compensation element and will continue to strive to create compensation terms as needed to attract and retain executive talent to the Company. The Compensation Committee does not weight these factors in any predetermined manner nor does it apply any formulas in making its compensation decisions. The members of the Compensation Committee consider these factors in light of their individual experience, knowledge of the competitive market, knowledge of our Senior Executive Management and business judgment in making decisions regarding executive compensation and our Senior Executive Management compensation program.
Role of Management
Our CEO works closely with the Compensation Committee to determine the compensation of our Senior Executive Management (other than his own). Our CEO reviews the performance of the other Senior Executive Management and shares those evaluations with the Compensation Committee and Meridian, and then makes recommendations for each element of compensation.
Our CEO also works with our CFO, CLO and Chief People Officer to recommend the structure of our long-term incentive programs, to identify and develop corporate and individual performance objectives for such plans and to evaluate actual performance against the selected objectives. Our CEO also makes recommendations on new hire compensation packages for potential new executives.
The Compensation Committee solicits and considers our CEO’s recommendations and uses these recommendations as one of several factors in making its decisions with respect to the compensation of our Senior Executive Management. In all cases, the final decision on NEO compensation is made by the Compensation Committee. Moreover, no NEO or other colleague participates in the determination of the amounts or elements of such individual’s own compensation.
At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which Meridian is present.

Role of the Compensation Consultant
The Compensation Committee has the authority under its charter to retain the services of one or more external advisors, including compensation consultants, legal counsel, accounting, and other advisors, to assist it in the performance of its duties and responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.
The Compensation Committee may replace any of its advisors or hire additional advisors at any time. In August 2021, the Compensation Committee engaged Meridian as its compensation consultant to assist it in connection with its reviews, analyses and determinations with respect to the compensation of our Senior Executive Management.
The nature and scope of the services provided to the Compensation Committee by Meridian during 2022 were as follows:
•assisted in refining our overall compensation strategy and design of the annual and long-term incentive compensation plans;
•evaluated the efficacy of our compensation policies and practices to support and reinforce our long-term strategic goals;
•provided advice with respect to compensation best practices and market trends;
•evaluated our compensation peer group to be used in the development of competitive compensation levels and practices;
•provided competitive market data and analysis relating to the compensation of our senior personnel, including our NEOs;
•evaluated the competitiveness of our executive and non-employee director compensation programs;
•provided ad hoc advice and support throughout the year; and
•assisted with the development of our executive compensation-related disclosure in consultation with our legal advisors.
Representatives of Meridian attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All Senior Executive Management compensation decisions, however, are made by the Compensation Committee. For further discussion regarding the compensation consultant independence evaluation process, see the section titled "Information Regarding Committees of the Board of Directors-Compensation Committee Processes and Procedures" above.

Use of Competitive Market Data
The Compensation Committee, assisted by Meridian, has developed a compensation peer group which is used to assess the competitive market for executive talent. In selecting our peer group, the Compensation Committee, with the input of Meridian, identified companies that it believed were comparable to us, taking into consideration the size of each company (based primarily on revenues and market capitalization) and the following additional factors:
•the comparability of the company’s business model;
•the company’s business services focus;
•the comparability of the company’s organizational complexities and growth attributes; and
•the comparability of the company’s operational performance.

The Compensation Committee approved the following group of peer companies in May 2021 to aid in the evaluation of our 2022 Senior Executive Management compensation program. At the time the peer group was approved, the selected companies had revenues ranging from approximately $2 billion to approximately $8.1 billion and market capitalization ranging from approximately $1.3 million to approximately $21.2 billion.

American Equity Investment	Gartner
Bread Financial Holdings (formerly Alliance Data Systems)	Genpact
Broadridge Financial Solutions	Insperity
Cadence Design Systems	Maximus
Citrix Systems	Primerica
CNO Financial Group	SS&C Technologies
Conduent	Synopsys
FTI Consulting	Teradata
As part of the annual review of the peer companies and following a review of select industries, company revenues and market capitalization, Meridian recommended, and the Compensation Committee approved, the addition of Bread Financial Holdings (formerly Alliance Data Systems) and Citrix Systems and the removal of CoreLogic due to its acquisition by Stone Point Capital and Insight Partners.
The Compensation Committee believes that the evaluation of information regarding the compensation practices at other companies is useful as a reference point for its compensation decisions in two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual compensation elements and of our overall compensation packages. As noted under the headings “Compensation Philosophy and Objectives” and "Oversight and Design of our Compensation Program" above, the Compensation Committee's review of peer group data is only one of several factors that the Compensation Committee considers in making its decisions with respect to the compensation of our Senior Executive Management. For instance, in addition to peer group data, the Compensation Committee also reviews broad-based compensation survey data for some of its executive positions, and takes into consideration, among other factors, our Company's performance, individual achievement and expected achievement, and retention risk.

Compensation Elements
Our Senior Executive Management compensation program consists primarily of three elements: base salary, annual cash incentive compensation, and long-term time-based and performance-based equity incentive awards, as described in the following table:

Compensation Element	Purpose	Key Features

Base Salary	Provide a competitive level of fixed compensation based on the market value of the position. Rewards experience and expected future contribution.	Established based on competitive comparisons, level of responsibility and the facts and circumstances of each executive officer and each individual position.

Annual Cash Incentives	Motivate achievement of pre-established short-term Company and individual performance objectives.	Actual payment is at-risk and varies based on the achievement of pre-established, short-term Company and individual performance objectives.

Long-term Time-based Equity Awards	Attract and retain senior executives and align their interests with the long-term market value of our common stock.	Granted annually, these awards vest over four years to achieve our retention objectives. Actual payment varies based on the market price of our common stock.

Long-term Performance-based Equity Awards	Motivate achievement of long-term, strategic Company performance objectives.	Actual payment occurs over multiple years, is at-risk and varies based on the achievement of long-term strategic Company performance objectives.

In addition to the compensation elements outlined above, our Senior Executive Management participates in Company-wide employee benefit plans on terms and conditions that are generally consistent with those applicable to our non-executive U.S. colleagues. Our Senior Executive Management is also eligible for severance and double-trigger change in control severance payments and benefits, as described under the heading “Potential Payments Upon Termination or Change in Control” below.

Compensation Mix
Our Senior Executive Management compensation program is designed to align the interests of our Senior Executive Management with those of our stockholders. As a result, a large percentage of the target total direct compensation of our executives is in the form of long-term equity awards and annual cash incentive awards and thus is variable and "at risk." For 2022, 50% of the long-term equity award value for our CEO and our other NEOs was granted in the form of Performance Share Units ("PSUs"), disregarding the RSUs granted to Mr. Warren in connection with his promotion in late 2022. These awards are tied to the achievement of Company-wide financial objectives and individual performance goals with realizable value linked to share price. We believe these performance measures, established goals and objectives correlate with and drive long-term stockholder value creation. This allows us to incentivize and reward our Senior Executive Management for achieving and/or exceeding strategic Company goals and financial objectives, while ensuring that a significant portion of compensation remains variable and “at risk” in the event that our strategic and financial goals are not achieved or as a result of our stock price performance. Further, from time to time, we may provide special non-recurring bonuses to recruit and retain certain members of our Senior Executive Management team, as was the case in connection with the one-time signing bonus provided to Mr. Venkat in connection with his hiring in June 2022.
The following charts show the 2022 compensation mix for our CEO and the average 2022 compensation mix for our other NEOs (excluding Messrs. Venkat and Warren who commenced service as executive officers during the second quarter and fourth quarter of 2022, respectively), in each case assuming target achievement under our annual cash incentive plan and based on the target grant date value of equity awards granted during 2022.
2022 Compensation Mix at Target

Alignment of Pay and Performance in 2022
One of the key goals of our executive compensation program is to tie executive compensation to overall Company performance and the achievement of strategic goals.
In 2022, in terms of operational achievements, we:
•continued to grow total revenues;
•completed the acquisition of Zenefits in February 2022 and Clarus R+D Solutions in September 2022;
•hosted the 3rd annual TriNet PeopleForce conference, our showcase customer and prospect conference focused on business transformation, agility and innovation for small and medium-size businesses;
•conducted two tender offers and repurchased approximately $519 million of shares;
•launched enhanced customer-facing technology platform intended to better meet customer needs;
•established our 2022 Credit Program to return $75 million to eligible customers; and
•created Enrich™ an innovative product line for customers to expand the benefits they offer their employees.

The operational achievements outlined above drove these financial performance results in 2022 when compared to 2021:

$4.9B		$499M		84%
Total Revenues		Operating Income		Insurance Cost Ratio
8%	increase	10%	increase	(2)%	decrease

$355M		$5.61		$448M
Net Income		Diluted EPS		Adjusted Net Income*
5%	increase	11%	increase	19%	increase

348,543		348,652		248,496
Average WSE		Total WSE		Average HRIS Users**
2%	increase	(4)%	decrease

* Non-GAAP measure; these measures are defined and reported under “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

** Reflects HRIS Users from February 15, 2022, the date on which we acquired Zenefits, to the end of the period.

The compensation of our NEOs was well-aligned with this performance. Specifically, our:
•2022 annual cash incentive plan (the "2022 Executive Bonus Plan") payout to Messrs. Goldfield and Venkat and Ms. Tuminelli was 105% of target, to Mr. Warren was 120% of target, and to Ms. Wellington was 115% of target, in each case after the Compensation Committee's consideration of corporate and individual performance against the financial performance objectives and corporate MBOs as described below in "Achievement and Actual Awards under Our 2022 Executive Bonus Plan"; and

•2022 PSU Awards were determined to be earned at 125% of target. The annual growth rate for Professional Services Revenues (the “Professional Service Revenues Growth Rate”) of 18.3% was at the maximum performance achievement level, and the GAAP earnings per share (“GAAP EPS,” as defined in the section titled "Performance-Based Equity Incentive Awards" below) of $5.61 was at the maximum performance achievement level for the 2022 performance period under our 2022 PSU Awards, but the final determination was approved at 125% of target due to application of an MBO performance threshold described in "2022 Performance-Based Equity Incentive Awards" below. These 2022 PSU Awards had a single performance period from January 1, 2022 to December 31, 2022 and earned PSUs will vest 50% on December 31, 2023 and 50% on December 31, 2024, subject to continuous service through each date.
For a detailed discussion of how "compensation actually paid" to our executive officers (as defined for purposes of Item 402(v) of Regulation S-K) relates to certain Company financial performance measures, see the section titled "Pay Versus Performance" below.
2022 Executive Bonus Plan Performance
Professional Service Revenues and Adjusted EBITDA are the financial measures that we use to measure performance under the 2022 Executive Bonus Plan. For the definition of these measures, see "2022 Executive Compensation-2022 Annual Cash Incentive Plan Performance Objectives" below.
The following graphs show our actual achievement against these performance targets under our 2022 Executive Bonus Plan.

2022 Executive Bonus Plan Performance

2022 Performance-based Restricted Stock Unit Award Performance
Professional Service Revenues Growth Rate and GAAP EPS are the financial measures that we use to measure performance under our 2022 PSU Awards. For the definition of these measures, see "2022 Executive Compensation-2022 Performance-Based Equity Incentive Awards" below.
The following graph shows our achievement against these performance targets under our 2022 PSU Awards.
2022 PSU Performance
2022 Performance-based Compensation Summary
Based on the 2022 results above, factoring in the level of achievement of our Company's corporate financial goals and certain individual goals for the cash incentive awards and 2022 PSU Awards, our NEOs earned the following amounts as a percentage of their 2022 targets under our performance-based compensation programs:

Name	2022 Cash Incentive Award as % of Target	Actual Shares Earned as % of 2022 PSU Awards Target(1)
Burton M. Goldfield	105%	125%
Kelly Tuminelli	105%	125%
Jay Venkat(2)	105%	125%
Alex Warren(3)	120%	125%
Samantha Wellington	115%	125%
(1)Our 2022 PSU Awards had a single performance period from January 1, 2022 to December 31, 2022 and earned PSUs will vest in accordance with their terms, 50% on December 31, 2023 and 50% on December 31, 2024, subject to continuous service through each date.
(2)Mr. Venkat's annual cash incentive payment was prorated based on his hire date.
(3)Mr. Warren received a promotion-related increase to his cash incentive target and PSUs. His increased annual cash incentive target is prorated based on his promotion date.

2022 Executive Compensation
Base Salary
Base salaries for our NEOs in 2022 and 2021 were:

Name	2022 Base Salary ($)(1)	2021 Base Salary ($)(2)	Percentage Increase (%)
Burton M. Goldfield	950,000	950,000	—%
Kelly Tuminelli	637,500	625,000	2%
Jay Venkat	635,000	—	—%
Alex Warren	480,000	415,000	16%
Samantha Wellington(3)	550,000	515,000	7%
(1)Amount reflects annualized base salary effective as of April 1, 2022, or for Mr. Venkat, as of his June 30, 2022 hire date, and for Mr. Warren, as of November 16, 2022 in connection with his promotion to Senior Vice President, Chief Revenue Officer.
(2)Amount reflects annualized base salary effective as of April 1, 2021.
(3)Ms. Wellington's base salary was adjusted for 2022 to align with current market conditions.

We seek to pay market-competitive base salaries to attract and retain a stable executive team and ensure that our executives receive a fixed base level of compensation. Base salaries are initially set through arm’s-length negotiation at the time of hiring, taking into account level of responsibility, qualifications, experience, salary expectations and competitive market information. Base salaries for our NEOs are then reviewed and set annually by the Compensation Committee based on similar factors including pay equity considerations.
Annual Cash Incentive Compensation
The target and actual annual cash incentive payouts for our NEOs for 2022 under the 2022 Executive Bonus Plan were:

Name	2022 Target Annual Cash Incentive Opportunity ($)	2022 Target Annual Cash Incentive Opportunity as % of Base Salary(1)	2022 Actual Annual Cash Incentive Award as a % of 2022 Target Opportunity	2022 Actual Annual Cash Incentive Award ($)
Burton M. Goldfield	1,425,000	150%	105%	1,496,000
Kelly Tuminelli	637,500	100%	105%	669,000
Jay Venkat	317,500	100%	105%	338,000(2)
Alex Warren	313,000	100%	120%	377,000(3)
Samantha Wellington	550,000	100%	115%	634,000
(1)Bonuses were paid as a percentage of the base salary levels in effect as of April 1, 2022.
(2)Mr. Venkat's target bonus was prorated to reflect his hire date of June 30, 2022.
(3)Mr. Warren's target bonus was prorated to reflect his promotion date of November 16, 2022.
We use annual cash incentives to motivate our executives to achieve our short-term financial and operational objectives and individual performance goals, while making progress towards our longer-term growth and strategic goals. The amount of cash incentive awards our NEOs earn under our plan is "at-risk" and variable based on our achievement against these objectives.

2022 Annual Cash Incentive Plan Performance Objectives
During the first quarter of each year, the Compensation Committee selects the financial performance measures and sets the target levels for those measures and approves new individual and strategic performance goals to properly incentivize our Senior Executive Management, including our NEOs, to achieve key business objectives for the year and create long-term value for the Company’s stockholders. In early 2022, the Compensation Committee established the financial performance objectives and management business objectives ("MBOs") for our NEOs under our 2022 Executive Bonus Plan. As described in more detail below, the cash incentive award payouts for 2022 were based on our actual achievement against these financial objectives and MBOs.
The financial performance objectives under our 2022 Executive Bonus Plan were Professional Service Revenues and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). Professional Service Revenues is defined as fees charged to clients for processing payroll-related transactions on behalf of our clients, access to our HR expertise, employment and benefit law compliance services, and other HR-related services. Adjusted EBITDA is a non-GAAP financial measurement defined as: Net income, excluding the effects of income tax provision, interest expense, bank fees and other, depreciation, amortization of intangible assets, and stock-based compensation expense. These measures also are defined and reported in "Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
For 2022, the target performance levels for these measures were as follows:

Financial Objective	Target
Professional Service Revenues	$735 million
Adjusted EBITDA	$496 million
No bonus was payable to our executives with respect to the financial performance measures under our 2022 Executive Bonus Plan if we achieved Adjusted EBITDA of less than $422 million. We call this condition the "Adjusted EBITDA Gate."
In addition to the above financial performance objectives, management objectives, or MBOs for each of our NEOs were established as part of our 2022 Executive Bonus Plan. Our MBOs may be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focus on key departmental or operational objectives or functions. Most of the MBOs are intended to provide a set of common objectives that facilitate collaborative management and engagement, although our NEOs also may be assigned individual goals. However, even if financial objectives or MBO objectives, or both, are met, the Compensation Committee may determine to reduce or not pay cash incentive awards through its exercise of negative discretion depending on overall Company performance or individual performance.
The Compensation Committee established the following common MBOs for our NEOs under our 2022 Plan:

•Achieve our growth goals;
•Enhance our customer experience; and
•Foster an inclusive, collaborative and engaged culture.
Weighting of 2022 Executive Bonus Plan Performance Objectives and Award Payout Range
The Compensation Committee considered Company-wide financial performance as well as departmental and individual achievement in assigning weighting to the target annual cash incentive award opportunities for our NEOs under our 2022 Executive Bonus Plan. For all NEOs, achievement of financial objectives received 60% weighting, evenly weighted between Professional Service Revenues and Adjusted EBITDA, and achievement of MBOs, received 40% weighting. The Committee believes that aligning all of the executives' bonus targets and weightings in this manner supports achievement of our key financial and strategic business objectives.
Payouts under our 2022 Executive Bonus Plan could scale between 0% and 200% of an NEO's target cash incentive award opportunity as follows:

•Professional Service Revenues: For every 1.0% below goal, bonus scales down 10% and for every 1.0% above goal, bonus scales up by 10%; and
•Adjusted EBITDA: For every 1.0% below goal, bonus scales down 6.67% and for every 1.0% above goal, bonus scales up by 4.0%.
The following table shows the threshold, target and maximum performance levels (and the associated potential award) under our 2022 Executive Bonus Plan:

Name	% of Professional Service Revenues Target	Award %	% of Adjusted EBITDA Target	Award %
Threshold	90%	0%	85%	0%
Target	100%	100%	100%	100%
Maximum	110%	200%	125%	200%
Potential awards are realized only if the threshold level of performance is achieved, and payments are interpolated between the respective threshold, target and maximum levels.
Achievement and Actual Awards under Our 2022 Executive Bonus Plan
In February 2023, the Compensation Committee determined that our actual achievement with respect to the financial objectives under our 2022 Executive Bonus Plan (described above) was as follows:

Financial Objective	2022 Target	2022 Actual	Achievement %
Professional Service Revenues	$735 million	$754 million	126%
Adjusted EBITDA	$496 million	$688 million	200%
In addition, the Compensation Committee evaluated and determined that the 2022 corporate MBOs had been attained at 44% of target performance, which along with the financial performance metric achievement levels, results in 115% of target annual cash incentives. After evaluation of individual performance, upon recommendation by and in consultation with the CEO, the Compensation Committee approved the Total 2022 Actual Cash Incentive Awards as indicated in this table:

Name	Professional Service Revenues Target Weight	Professional Service Revenues Achievement as % of Target	Adjusted EBITDA Target Weight	Adjusted EBITDA Achievement as % of Target	MBO Target Weight	Corporate MBO Achievement as % of Target	Actual % of 2022 Target Incentive	Total 2022 Actual Cash Incentive Award ($)
Burton M. Goldfield	30%	126%	30%	200%	40%	44%	105%	1,496,000
Kelly Tuminelli	30%	126%	30%	200%	40%	44%	105%	669,000
Jay Venkat	30%	126%	30%	200%	40%	44%	105%	338,000
Alex Warren	30%	126%	30%	200%	40%	44%	120%	377,000
Samantha Wellington	30%	126%	30%	200%	40%	44%	115%	634,000

2022 Long-Term Equity Incentive Awards
The Compensation Committee believes that equity compensation is integral to aligning the long-term interests of our Senior Executive Management with those of our stockholders. The Compensation Committee believes that by owning shares of our common stock, our Senior Executive Management has an incentive to act to maximize long-term stockholder value. This incentive to maximize long-term stockholder value is advanced further through our stock ownership guidelines.
The Compensation Committee seeks to provide our Senior Executive Management with a blend of time-based and performance-based equity awards. Our time-based equity awards are important for attracting and retaining executive officers. Because our time-based equity awards generally vest over four years and vary in value based on the market value of our common stock, they also align the interests of our Senior Executive Management with the long-term market value of our common stock. Our performance-based equity awards reward our Senior Executive Management for achieving specific pre-established strategic business objectives, and impose additional time-based vesting, which the Compensation Committee believes also will continue to incentivize and reward Senior Executive Management for enhancing the long-term value of our common stock.
During the first quarter of each year, the Compensation Committee evaluates, and may consider adjusting, the type and design of the equity awards, including establishing new financial performance criteria for the performance-based equity awards, to properly incentivize our Senior Executive Management, including our NEOs, to achieve key business objectives and create long-term value for our stockholders. For purposes of the 2022 equity award program, for all Senior Executive Management, the Compensation Committee determined to grant a blend of 50% RSUs and 50% PSUs, based on their grant date value (assuming, with respect to the PSUs, achievement at the target performance level).
In 2022, the Equity Award Committee (a subcommittee established by the Compensation Committee and delegated authority to administer our equity plans including the authority to grant equity awards) granted the following equity awards to our NEOs:

Name	Number of RSUs Granted (#)	Grant Date Value ($)(1)	Number of PSUs Granted @ Target (#)	Grant Date Value @ Target ($)(1)
Burton M. Goldfield	35,800	3,312,574	35,800	3,312,574
Kelly Tuminelli	13,510	1,250,080	13,510	1,250,080
Jay Venkat	19,119	1,500,077	19,119	1,500,077
Alex Warren	18,209	1,375,048(2)	6,755	625,040
Samantha Wellington	10,808	1,000,064	10,808	1,000,064
(1)Calculated based on the closing price of TriNet's common stock on the date of grant.
(2)This value includes an annual award of 6,755 RSUs granted on March 23, 2022, and a promotion-related award of 11,454 RSUs in connection with Mr. Warren's promotion on November 16, 2022.
With the exception of Mr. Venkat, the vesting schedule for the NEOs' 2022 RSU Awards is as follows: 1/16th of the total shares vest quarterly, subject to the NEO’s continued service with the Company. The vesting schedule for Mr. Venkat's 2022 RSU Award, granted upon his commencing employment with TriNet, is as follows: 1/4th of the total shares vest on the first anniversary of the grant date and 1/16th of the total shares vest quarterly thereafter, subject to his continued service with the Company. The PSUs are described more fully below.

2022 Performance-Based Equity Incentive Awards

Our 2022 PSU Awards were designed with a single-year performance measurement period subject to subsequent multi-year vesting requirements which provide a continued link to share price performance. 50% of the shares earned (if any) during the performance period (January 1, 2022 to December 31, 2022) will vest under the award at the end of the second year (December 31, 2023) and the remaining 50% of shares earned (if any) will vest under the award at the end of the third year (December 31, 2024).
The Compensation Committee selected two equally weighted performance measures for our 2022 PSU Awards: our Professional Service Revenues Growth Rate and our GAAP EPS. We defined our "Professional Service Revenues Growth Rate" as the annual growth rate in the Company's Professional Service Revenues, as reported in the Company's audited financial statements for the fiscal year ended December 31, 2022, excluding the direct impact of any mergers or acquisitions and any senior note issuance (which did not occur or had no material impact in 2022). Professional Service Revenues Growth Rate is a key measure for the business because it closely aligns to the Company's desire to grow its new and install customer base. We defined our "GAAP EPS" as the Company's GAAP EPS, as reported in the Company's audited financial statements for the fiscal year ended December 31, 2022. The Compensation Committee believes these performance measures are an appropriate means to evaluate the effectiveness of our business strategies over time and our annual profitability, both of which are important to our objective of creating long-term stockholder value.
Under the 2022 PSUs, actual awards are determined based on the Company's results against the above-described performance measures, with the number of shares of our common stock earned determined by employing a multiplier for each performance measure scaled from 0% to 200% of the target award (interpolating between threshold, target and maximum performance), as shown in the tables below provided that for 2022, the Compensation Committee determined that if the MBOs in the 2022 Executive Bonus Plan were not achieved at 60% of target or more, the maximum Performance Multiplier for the PSUs could be no more than 125% of target. This change was made to reinforce the importance the Committee places on the achievement of the MBOs.

Performance Level	Professional Service Revenues Growth Rate	GAAP EPS	Performance Multiplier
Threshold	12%	$3.17	50%
Target	15%	$3.71	100%
Maximum	18%	$4.25	200%
In designing our 2022 PSU Awards, the Compensation Committee considered a competitive market analysis prepared by Meridian, reviewed various design alternatives, and held discussions with Meridian and our CEO (except with respect to his own equity awards). The Compensation Committee also considered the existing equity holdings of each of our NEOs, including the current economic value of their unvested and unearned equity awards, the mix of time-based and performance-based equity, and the ability of existing equity holdings to satisfy our retention objectives. The Compensation Committee also considered the dilutive effect of our long-term equity incentive award practices and the overall impact of our mix of executive equity awards, as well as awards to other colleagues, on executive incentives and the market value of our common stock.
Shares Earned under our 2022 PSU Awards
The following table shows our achievement against the target Annual Professional Service Revenues Growth Rate and Annual GAAP EPS for the 2022 performance period under our 2022 PSU:

Financial Objective	2022 Target	Target Weight	2022 Actual	Achievement %
Professional Service Revenues Growth Rate	15%	50%	18.3%	200%
GAAP EPS	$3.71	50%	$5.61	200%

However, because MBO achievement was less than 60% of target in the 2022 Executive Bonus Plan, a 125% Performance Multiplier was applied. Based on such achievement, the following table sets forth the number of shares of our common stock and value as of December 31, 2022 earned by our eligible NEOs under our 2022 PSU Awards, subject to the time-based vesting condition for the awards.

Name	Grant Date	Performance Period	Vesting Period after Performance Period(1)	Target Shares (#)	Shares Earned (#)	Shares Earned as a % of Target
Burton M. Goldfield	2022	1 year	2 years	35,800	44,750	125%
Kelly Tuminelli	2022	1 year	2 years	13,510	16,888	125%
Jay Venkat	2022	1 year	2 years	19,119	23,899	125%
Alex Warren	2022	1 year	2 years	6,755	8,444	125%
Samantha Wellington	2022	1 year	2 years	10,808	13,510	125%
(1)Our 2022 PSU Awards had a single performance period from January 1, 2022 to December 31, 2022 and will vest 50% on December 31, 2023 and 50% on December 31, 2024, subject to continuous service through each date.
In February 2023, the Equity Award Committee approved the actual number of shares of our common stock earned under our 2022 PSU Awards by our NEOs for the 2022 measurement period, subject to time-based vesting through December 31, 2024, as described above.

Employee Benefit Plans
We have established a tax-qualified retirement plan under Section 401(k) of the IRC for all our eligible U.S. colleagues, including our Senior Executive Management, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under the plan, all participants receive a fully-vested matching contribution equal to 100% of their elective contributions up to 4% of their eligible compensation as defined by the plan and the IRC. We intend for this plan to qualify under Section 401(a) of the IRC so that contributions by colleagues and the Company to the plan and income earned on plan contributions are not taxable to colleagues until withdrawn from the plan (except for colleague contributions treated as Roth contributions under the plan's terms).
In addition, we provide other benefits to our Senior Executive Management on the same general basis as our full-time colleagues. These benefits include health, dental and vision benefits, health and dependent day care flexible spending accounts, short-term and long-term disability insurance, and basic life and accidental death & dismemberment insurance coverage. We do not currently offer our colleagues a non-qualified deferred compensation plan or pension plan.
We design our employee benefits programs with the intent they be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our colleagues’ needs.
Perquisites and Other Personal Benefits
Periodically, when our Senior Executive Management, including our NEOs, attend certain Company-related functions, their spouse or partner may also be invited, in which case we may incur incremental travel and other event-related expenses for such spouses or partners, the cost of which is taxable to the executive. The Company also may, from time to time, elect to provide tax gross-up payments associated with such taxable compensation. These travel-related expenses and tax gross-up payments are generally available to all colleagues attending the Company-related functions to the extent the benefits made are available to the Senior Executive Management. Amounts paid in connection with or reimbursed as a result of these arrangements for our NEOs are set forth in the Summary Compensation Table below.
The Compensation Committee believes that these limited perquisites and other personal benefits serve a business purpose as they are important for attracting and retaining key talent, as well as fostering teamwork and cohesion among the Senior Executive Management.
2023 Executive Compensation Decisions
As approved by the Compensation Committee in consultation with Meridian, the structure of the executive compensation program for 2023 is expected to be substantially similar to 2022.
Employment Agreements
We have executed written employment agreements with each of our NEOs. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. Each of these employment agreements provides for “at will” employment and sets forth the initial compensation arrangements for the NEO, including an initial base salary, an annual cash incentive compensation opportunity, and a recommendation for an initial equity award.
Severance/Change in Control Benefits
All of our current executive officers are entitled to certain severance and change in control benefits pursuant to their employment agreements or under a company severance benefit plan. For a summary of the material terms and conditions of the severance and change in control benefits our NEOs are eligible to receive, see the section titled “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies
Stock Ownership Policy
To further align the interests of our executives and the members of our Board with those of our stockholders, our Board has adopted equity ownership guidelines for certain executive officers and members of our Board. These guidelines require our CEO and our other officers subject to Section 16 of the Exchange Act to accumulate aggregate equity holdings equal to 500% and 300%, respectively, of their annual base salaries. Our non-employee directors are required to accumulate aggregate equity holdings equal to 500% of their annual cash retainer for regular service to the Board. Shares owned directly may be counted toward compliance with these guidelines, while vested or unvested unexercised options, unvested RSUs and PSUs, and unvested restricted stock (both time-based and performance-based) are not counted toward meeting the ownership guidelines.
Our CEO and our other officers subject to Section 16 of the Exchange Act and the members of our Board must be in compliance with these guidelines as of December 31, 2021 or, if later, within five years of the date on which they become subject to these guidelines. If such officer or Board member becomes subject to a greater ownership amount due to a change in compensation or in the policy ownership requirements, the additional ownership requirement must be met by December 31 immediately following the third anniversary of such change. As of December 31, 2022, each of our current NEOs and directors have met or are projected (based on current ownership levels) to meet their respective stock ownership requirement before their respective required time frames.
Compensation Recovery Policy
Our Board adopted in 2017 and subsequently amended in 2020 a compensation recovery or “clawback” policy under which we may generally seek reimbursement of cash compensation payments made to our NEOs and other current and former officers subject to Section 16 of the Exchange Act that were based on achieving objective Company financial performance, if the covered executive engaged in fraud or intentional or unlawful misconduct that caused or otherwise materially contributed to a required restatement of our financial results and if a lower cash payment would have been made to the covered executive based upon those restated financial results.
Such policy shall be updated to comply with the requirements of Section 954 of the Dodd-Frank Act, consistent with the SEC's recent adoption of final regulations to implement this provision.
Equity Grant Policy
Generally, we follow a regular pattern of granting annual or periodic “refresh” equity awards to our Senior Executive Management and certain other colleagues. This process is overseen by our Compensation Committee, or the Equity Award Committee for Senior Executive Management awards, and the timing, size and distribution of equity awards may change from year to year. Annual awards typically are granted during the first quarter of the year following our filing of the Company's annual report, and other awards, including new hire awards, typically are granted on the 15th (or next trading day) of each month.

As discussed above under the section "Information Regarding Committees of the Board of Directors-Compensation Committee Processes and Procedures," our Compensation Committee delegated to our CEO the authority, subject to certain limitations such as the maximum value for each award, to grant RSU Awards to certain colleagues of the Company pursuant to the terms of such policy and our equity incentive plan. As the CEO does not have the authority under the policy to approve awards to his direct reports other than below the position level of Senior Vice President, awards to executives are subject to approval by our Compensation Committee or its subcommittee the Equity Award Committee, as the case may be.

The price per share attributable to our equity compensation for purposes of determining the number of shares to be granted is generally determined by the closing price of TriNet's common stock on the date of grant. If any options are granted, they are granted with an exercise price of at least equal to fair market value of grant. No options were granted in 2022.

Short Sales, Hedging and Pledging Policies
We have a policy that prohibits our colleagues (including our executive officers) and members of our Board from holding Company securities in a margin account, pledging Company securities as collateral for a loan, engaging in short sales, transactions in put or call options (or other derivative securities), hedging transactions, or similar inherently speculative transactions with respect to the Company’s stock at any time, regardless of whether such individual is in possession of material nonpublic information or whether the trading window is open.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the IRC generally disallows a deduction for federal income tax purposes to any publicly traded corporation for any remuneration in excess of $1 million paid in any taxable year to certain "covered employees" with respect to the year in question. While the Compensation Committee considers the tax implications of its decisions when determining the compensation of our executives, it reserves the discretion, in its judgment, to authorize compensation payments that are not deductible when it believes that such payments are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
The Compensation Committee may take accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards.
Stockholder Support for Our Executive Compensation Program
Our Board has authorized an annual stockholder advisory vote on our NEOs’ compensation as a method for engaging in regular and effective communication with our stockholders. The Compensation Committee considers the results of the advisory vote as it reviews and develops our compensation practices and policies. The stockholder advisory proposal on Named Executive Officer compensation at our 2022 Annual Meeting of Stockholders was approved by approximately 99% of the stockholders present and entitled to vote. The Compensation Committee did not make any changes to the Company's executive compensation program as a result of this stockholder advisory vote.
Compensation-Related Risk
Our Board is responsible for the oversight of our risk profile, including compensation-related risks. Our Compensation Committee monitors our compensation policies and practices as applied to our colleagues (including our executive officers) to ensure that these policies and practices do not encourage excessive and unnecessary risk taking. In 2022, at the direction of the Compensation Committee, Meridian conducted a review of our executive compensation programs, and management conducted a review of our non-executive compensation programs, and based on these reviews, the Compensation Committee determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on the Company.

2022 Summary Compensation Table
The following table sets forth information regarding the compensation awarded to or earned by our NEOs in the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Burton M. Goldfield	2022	950,000	—	6,625,148	1,496,000	12,200(7)	9,083,348
President and Chief Executive Officer	2021	950,000	—	6,000,024	1,696,000	11,600(7)	8,657,624
	2020	937,500	—	6,500,088	1,840,000	87,029(8)	9,364,617
Kelly Tuminelli	2022	634,375	—	2,500,160	669,000	12,200(7)	3,815,735
Executive Vice President, Chief Financial Officer	2021	625,000	—	1,250,012	844,000	11,600(7)	2,730,612
	2020	196,496	1,400,000(5)	3,000,065	254,000	2,000(7)	4,852,561
Jay Venkat(3)	2022	319,905	1,000,000(6)	3,000,154	338,000	2,000(7)	4,660,059
Executive Vice President, Chief Digital & Innovation Officer	2021	—	—	—	—	—	—
	2020	—	—	—	—	—	—
Alex Warren(4)	2022	419,375	—	2,000,088	377,000	12,200(7)	2,808,663
Senior Vice President, Chief Revenue Officer	2021	—	—	—	—	—	—
	2020	—	—	—	—	—	—
Samantha Wellington	2022	541,250	—	2,000,128	634,000	12,200(7)	3,187,578
Executive Vice President, Business Affairs and Chief Legal Officer	2021	511,250	—	1,250,012	500,000	11,600(7)	2,272,862
	2020	485,000	—	1,750,088	427,000	16,380(9)	2,678,468
(1)Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair market value of equity awards granted to our NEOs for the applicable year as computed in accordance with FASB ASC 718 and based on the closing price of TriNet's common stock on the date of grant. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs only will realize compensation from these awards to the extent they meet the vesting requirements under the awards. The grant date fair market value of the RSU Awards granted in 2022 are as follows: Mr. Goldfield, $3,312,574; Ms. Tuminelli, $1,250,080; Mr. Venkat, $1,500,077; Mr. Warren, $1,375,048; and Ms. Wellington, $1,000,064. The grant date fair market value of the PSU Awards based on target performance level are as follows: Mr. Goldfield, $3,312,574; Ms. Tuminelli, $1,250,080; Mr. Venkat, $1,500,077; Mr. Warren, $625,040; and Ms. Wellington, $1,000,064. Assuming achievement of the performance metrics at the maximum level, the grant date fair market value of the PSU Awards would have been as follows: Mr. Goldfield, $6,625,148; Ms. Tuminelli, $2,500,160; Mr. Venkat, $3,000,154; Mr. Warren, $1,250,080; and Ms. Wellington, $2,000,128. For information on the valuation assumptions used in these computations, see Note 1 - Description of Business and Significant Accounting Policies found in Part II, Item 8, "Financial Statements and Supplementary Data" in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 15, 2023.
(2)Amounts in this column represent bonuses paid under our 2022 Executive Bonus Plan for performance during the applicable year. Actual payment of these amounts for 2022 occurred in 2023.
(3)Mr. Venkat joined the Company on June 30, 2022, and his bonus under the 2022 Executive Bonus Plan is prorated based on his hire date.

(4)Mr. Warren's compensation is shown only for 2022 because he was not a Named Executive Officer in 2020 or 2021.
(5)This amount represents a $1,000,000 lump sum cash signing bonus and a $400,000 cash lump sum for relocation assistance, each provided under an employment agreement we entered into with Ms. Tuminelli effective September 8, 2020.
(6)This amount represents a $1,000,000 lump sum cash signing bonus provided under an employment agreement we entered into with Mr. Venkat effective June 14, 2022.
(7)This amount represents company 401(k) plan matching contributions.
(8)This amount represents: $75,193 in payment of accumulated paid time off balance; $11,400 in company 401(k) plan matching contributions; $136 in spousal meals; and a $300 service award.
(9)This amount represents: $4,980 in payment of accumulated paid time off balance and $11,400 in company 401(k) plan matching contributions.

2022 Grants of Plan-Based Awards Table
The following table provides information with regard to potential cash bonuses payable to our NEOs in 2022 under our performance-based, non-equity incentive plan and with regard to equity awards granted to each NEO under our equity incentive plans during 2022.

Name	Award Type	Grant Date							All Other Stock Awards: Number of Shares of Stock or Unit (#)	Grant Date Fair Market Value of Stock and Option Awards ($)(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Burton M. Goldfield	Cash Incentive	—	—	1,425,000	2,850,000	—	—	—	—	—
	PSUs	3/23/2022	—	—	—	17,900	35,800	71,600	—	3,312,574
	RSUs	3/23/2022	—	—	—	—	—	—	35,800	3,312,574
Kelly Tuminelli	Cash Incentive	—	—	637,500	1,275,000	—	—	—	—	—
	PSUs	3/23/2022	—	—	—	6,755	13,510	27,020	—	1,250,080
	RSUs	3/23/2022	—	—	—	—	—	—	13,510	1,250,080
Jay Venkat	Cash Incentive	—	—	317,500(3)	1,270,000	—	—	—	—	—
	PSUs	7/15/2022	—	—	—	9,560	19,119	38,238	—	1,500,077
	RSUs	7/15/2022	—	—	—	—	—	—	19,119	1,500,077
Alex Warren	Cash Incentive	—	—	313,000(4)	960,000	—	—	—	—	—
	PSUs	3/23/2022	—	—	—	3,378	6,755	13,510	—	625,040
	RSUs	3/23/2022	—	—	—	—	—	—	6,755	625,040
	RSUs	12/15/2022	—	—	—	—	—	—	11,454	750,008
Samantha Wellington	Cash Incentive	—	—	550,000	1,100,000	—	—	—	—	—
	PSUs	3/23/2022	—	—	—	5,404	10,808	21,616	—	1,000,064
	RSUs	3/23/2022	—	—	—	—	—	—	10,808	1,000,064
(1)Amounts represent the range of possible cash payouts under our 2022 Executive Bonus Plan. The threshold amount is not applicable as the Compensation Committee has discretion to reduce the non-equity incentive awards to 0%. The maximum amount that could have been earned by each NEO was 200% of the target cash incentive. See the section titled "2022 Executive Compensation-Weighting of 2022 Executive Bonus Plan Performance Objectives and Award Scale" in the CD&A above for more detailed information. Actual amounts received under our 2022 Executive Bonus Plan are described under the section titled "2022 Executive Compensation-Annual Cash Incentive Compensation" in the CD&A above and in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.

(2)Each of the RSUs and PSUs shown in the table was granted under and is subject to the terms of the Amended and Restated TriNet Group, Inc. 2019 Equity Incentive Plan ("2019 Plan"). Amounts reported in this column do not reflect the amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair market value for the equity awards granted to the NEOs as computed in accordance with FASB ASC 718 and based on the closing price of TriNet's common stock on the date of grant. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair market value of our 2022 PSU Awards is calculated at the target performance level. At the maximum performance level, the grant date fair value of our 2022 PSU Awards would be 200% of the target value. For information on the valuation assumptions used in these computations, see Note 1 - Description of Business and Significant Accounting Policies found in Part II, Item 8, "Financial Statements and Supplementary Data" in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 15, 2023. The material terms of the RSUs and PSUs granted to the Named Executive Officers are described under the section titled "2022 Executive Compensation-2022 Long-Term Equity Incentive Awards" in the CD&A above.
(3)Mr. Venkat's annual cash incentive target is prorated based on his hire date.
(4)Mr. Warren received a promotion-related increase to his cash incentive target, which is prorated based on his promotion date.

Outstanding Equity Awards as of December 31, 2022 Table
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2022.

			Option Awards				Stock Awards
							Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)

Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
			Exercisable	Un-exercisable
Burton M. Goldfield	NQSO	2/11/2014	53,535(1)(3)	—	10.98	2/11/2024	—	—	—	—
	NQSO	3/5/2015	86,078(2)	—	33.51	3/5/2025	—	—	—	—
	RSUs	3/18/2019	—	—	—	—	2,025(4)	137,295	—	—
	RSUs	2/28/2020	—	—	—	—	19,214(6)	1,302,709	—	—
	RSUs	3/15/2021	—	—	—	—	20,167(6)	1,367,323	—	—
	PSUs	3/15/2021	—	—	—	—	35,851(7)	2,430,698	—	—
	RSUs	3/23/2022	—	—	—	—	29,088(6)	1,972,166	—	—
	PSUs	3/23/2022	—	—	—	—	44,750(8)	3,034,050	—	—
Kelly Tuminelli	RSUs	10/15/2020	—	—	—	—	18,853(5)	1,278,233	—	—
	PSUs	3/15/2021	—	—	—	—	14,938(7)	1,012,796	—	—
	RSUs	3/23/2022	—	—	—	—	10,977(6)	744,241	—	—
	PSUs	3/23/2022	—	—	—	—	16,888(8)	1,145,006	—	—
Jay Venkat	RSUs	7/15/2022	—	—	—	—	19,119(5)	1,296,268	—	—
	PSUs	7/15/2022	—	—	—	—	23,899(8)	1,620,352	—	—
Alex Warren	RSUs	3/18/2019	—	—	—	—	254(4)	17,221	—	—
	RSUs	2/28/2020	—	—	—	—	2,956(6)	200,417	—	—
	RSUs	5/15/2020	—	—	—	—	8,371(6)	567,554	—	—
	RSUs	3/15/2021	—	—	—	—	3,362(6)	227,944	—	—
	PSUs	3/15/2021	—	—	—	—	5,976(7)	405,173	—	—
	RSUs	3/23/2022	—	—	—	—	5,489(6)	372,154	—	—
	PSUs	3/23/2022	—	—	—	—	8,444(8)	572,503	—	—
	RSUs	12/15/2022	—	—	—	—	11,454(6)	776,581	—	—
Samantha Wellington	RSUs	2/28/2020	—	—	—	—	5,174(6)	350,797	—	—

RSUs	3/15/2021	—	—	—	—	4,202(6)	284,896	—	—
PSUs	3/15/2021	—	—	—	—	7,469(7)	506,398	—	—
RSUs	3/23/2022	—	—	—	—	8,782(6)	595,420	—	—
PSUs	3/23/2022	—	—	—	—	13,510(8)	915,978	—	—
(1)Award was granted under our 2009 Equity Incentive Plan ("2009 Plan") and was subject to a four-year vesting schedule, with 1/4th of the total shares granted vesting upon the 12-month anniversary of the award grant date, and 1/48th of the total shares granted vesting each month thereafter.
(2)Award was granted under our 2009 Plan and was subject to a four-year vesting schedule, with 1/16th of the total shares granted vesting on the 15th day of the second month of each calendar quarter following the award grant date.
(3)We effected a 2-for-1 forward stock split in March 2014. Accordingly, the share totals and exercise prices shown in the table above reflect Mr. Goldfield's post-split holdings.
(4)Awards were granted under our 2009 Plan and are subject to a four-year vesting schedule, with 1/16th of the total shares subject to the award vesting on the 15th day of the second month of each calendar quarter following the award grant date, in each case subject to such NEO's continued service with TriNet through the applicable vesting date. The awards are also subject to accelerated vesting upon certain events, as summarized under the section below titled “Potential Payments Upon Termination or Change in Control.”
(5)Awards were granted under our 2019 Plan and are subject to a four-year vesting schedule, with 1/4th of the total shares granted vesting upon the 12-month anniversary of the award grant date, and thereafter 1/16th of the total shares granted vesting on the 15th day of the second month of each calendar quarter following the award grant date. The awards are also subject to accelerated vesting upon certain events, as summarized under the section below titled “Potential Payments Upon Termination or Change in Control.”
(6)Awards were granted under our 2019 Plan and are subject to a four-year vesting schedule, with 1/16th of the total shares subject to the award vesting on the 15th day of the second month of each calendar quarter following the award grant date, in each case subject to such NEO's continued service with TriNet through the applicable vesting date. The awards are also subject to accelerated vesting upon certain events, as summarized under the section below titled “Potential Payments Upon Termination or Change in Control.”
(7)Amounts in this column set forth unvested PSU Awards granted in 2021. The share amount for the unvested PSUs is reported based on the number of earned but unvested PSUs, i.e., the shares scheduled to vest on December 31, 2022 and December 31, 2023.
(8)Amounts in this column set forth unvested PSU Awards granted in 2022. The share amount for the unvested PSUs is reported based on the number of earned but unvested PSUs, i.e., the shares scheduled to vest on December 31, 2023 and December 31, 2024.
(9)The market value of the unvested shares is calculated by multiplying the number of shares by $67.80, the closing price of TriNet's common stock on December 30, 2022, the last trading day of TriNet's fiscal year.

2022 Option Exercises and Stock Vested Table
The following table shows for 2022 certain information regarding option exercises and stock awards vesting during 2022 with respect to our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Burton M. Goldfield	51,750	3,384,993	134,152	9,694,096
Kelly Tuminelli	—	—	28,244	2,101,684
Jay Venkat	—	—	—	—
Alex Warren	—	—	17,826	1,376,789
Samantha Wellington	—	—	39,829	2,943,691
(1)Represents the value realized based on the difference between the per share exercise price and the closing price of TriNet's common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)Represents the value realized based on the vesting date of such shares, or if the vesting date is not a trading day for our stock, the immediately preceding trading day, multiplied by the number of shares vested.

Potential Payments Upon Termination or Change in Control
Our NEOs are eligible to receive severance and other payments and benefits following a termination of employment, including in connection with a change in control of TriNet, under their respective employment agreements with the Company (for Mr. Goldfield) or the TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan ("Severance Plan") (for the other NEOs). A summary of the terms and conditions of the NEOs' severance benefits under the applicable employment agreement or Severance Plan are set forth below (except as otherwise noted with respect to performance-based equity award agreements, which are applicable to all NEOs).
Change in Control Termination
If we terminate the employment of a participating NEO without cause, or if such NEO resigns for good reason, and if the termination occurs within the 6-month period (for Mr. Goldfield) or 18-month period (for the other NEOs) following a change in control of the Company, such executive will be entitled to receive the following benefits in accordance with the Severance Plan, subject to their execution of an effective release of claims in our favor:

•Cash Severance. A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for the other NEOs) of their then-current monthly base salary;
•Bonus. 150% of the actual performance cash incentives earned in the year prior to such termination (for Mr. Goldfield) or their target annual bonus for the fiscal year during which the termination occurs (for the other NEOs);
•COBRA Benefits. Company-paid or reimbursed COBRA premiums for the executive and covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield) or 12 months (for the other NEOs) following such executive's termination date, (ii) such time as such executive qualifies for health insurance benefits through another source, or (iii) such time as such executive is no longer eligible for continuation coverage under COBRA;
•Accelerated Equity Vesting for Time-Based Equity Awards. 100% accelerated vesting of all then-unvested time-based equity awards; and
•Treatment of Performance-Based Equity Awards. In addition, pursuant to our performance-based equity award agreements, if a change in control occurs prior to the end of the determination date following the applicable performance period, performance criteria will be measured as of the date of the change in control based on actual performance (if capable of measurement) or at target (if not capable of measurement) and will be eligible to vest subject to continued employment. Upon an NEO's qualifying termination on or following a change in control, 100% of the unvested portion of the award that was earned (either in connection with the change in control or at an earlier time) will vest in full.
No Change in Control Termination
If we terminate the employment of an NEO without cause or if such executive resigns for good reason, other than due to such a termination that occurs within 6-month period (for Mr. Goldfield), and 18-month period (for the other NEOs) following a change in control of the Company, such executive will be entitled to receive the following payments and benefits in accordance with the employment agreement or Severance Plan, as applicable, subject to their execution of an effective release of claims in our favor:

•Cash Severance. A lump sum cash payment in an amount equal to 18 months (for Mr. Goldfield) or 12 months (for the other NEOs) of their then-current monthly base salary;
•Bonus. 150% of the actual performance cash incentives earned in the year prior to such termination (for Mr. Goldfield);
•COBRA Benefits. Company-paid or reimbursed COBRA premiums for the executive and covered dependents until the earlier of (i) the end of 18 months (for Mr. Goldfield) or 12 months (for the other NEOs) following such executive's termination date, (ii) such time as such executive qualifies for health insurance benefits through another source, or (iii) such time as such executive is no longer eligible for continuation coverage under COBRA;

•Accelerated Equity Vesting for Time-Based Equity Awards. Accelerated vesting of the portion of the executive’s unvested time-based equity awards that would have vested during the 18 months (for Mr. Goldfield) or 12 months (for the other NEOs) following their termination date as if employment had continued through such date; and
•Treatment of Performance-Based Equity Awards. For Mr. Goldfield, in addition to accelerated equity vesting for time-based equity awards, all other outstanding unvested equity awards also are subject to acceleration if such equity award would have vested during the 18-month period following his termination date as if employment had continued through such date.
The amounts in the table below assume that the NEO terminated employment from the Company as of December 31, 2022 and the table sets forth the estimated payments and benefits that each would have received under the Severance Plan.

Name	Change in Control
	Cash Severance ($)	Bonus ($)	Health Benefits ($)(1)	Equity Acceleration ($)(2)(3)	Total ($)
Burton M. Goldfield	1,425,000	2,544,000	42,322	10,244,241	14,255,563
Kelly Tuminelli	637,500	637,500	22,611	4,180,277	5,477,888
Jay Venkat	635,000	317,500	—	2,916,620	3,869,120
Alex Warren	480,000	313,000	33,193	3,139,547	3,965,740
Samantha Wellington	550,000	550,000	23,567	2,653,489	3,777,056

Name	No Change in Control
	Cash Severance ($)	Bonus ($)	Health Benefits ($)(1)	Equity Acceleration ($)(3)	Total ($)	Death/Disability ($)
Burton M. Goldfield	1,425,000	2,544,000	42,322	5,692,420	9,703,742	10,244,241
Kelly Tuminelli	637,500	—	22,611	1,972,166	2,632,277	4,180,277
Jay Venkat	635,000	—	—	486,058	1,121,058	2,916,620
Alex Warren	480,000	—	33,193	1,370,916	1,884,109	3,139,547
Samantha Wellington	550,000	—	23,567	1,096,801	1,670,368	2,653,489
(1)Amount reflects estimated monthly premium for continued health benefits under our existing group health insurance plans for the duration of time the NEO is eligible for COBRA reimbursement under the applicable employment agreement or Severance Plan. Does not include monthly premiums for individual conversion life insurance or disability insurance policies. Mr. Venkat does not have a value in this column as he has not enrolled in TriNet sponsored health benefits, and in the event he had experienced a termination of employment, he would not have been eligible for COBRA benefits.
(2)Based on the fair market value of TriNet's common stock as of December 30, 2022, which was $67.80 per share. Includes the actual number of shares earned under our 2022 PSUs by our NEOs during the 2022 measurement period with 100% accelerated vesting.
(3)Based on the fair market value of TriNet's common stock as of December 30, 2022, which was $67.80 per share.
Death and Disability
On March 4, 2022, the Equity Award Committee approved that some or all of the equity awards to be issued to colleagues under our 2019 Plan, and all equity awards outstanding and held by colleagues under any of our equity compensation plans, would become immediately vested upon the awardee's death or disability (as defined in the applicable plan).

2022 Pay Ratio Disclosure
Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following information for 2022:
•the median of the annual total compensation of all our colleagues (except our CEO) was $100,980;
•the annual total compensation of our CEO was $9,108,934; and
•the ratio of these two amounts was 90 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median colleague and calculating annual total compensation allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
Methodology for Identifying Our “Median Employee”
Employee Population
To identify the median of the annual total compensation of all of our employees (other than our CEO), we first identified our total domestic and foreign employee population. As reported in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in our Annual Report on Form 10-K filed with the SEC on February 15, 2023, we had an employee population of approximately 3,600 as of December 31, 2022.
We selected December 31, 2022 as the date upon which we would identify the “median employee”.
Adjustments to our Employee Population
As permitted by applicable regulations, we excluded less than 4% of our employee population working outside of the United States, or 36 employees in Canada and 99 employees in India out of our approximately 3,600 workforce as of December 31, 2022, for the purpose of identifying our median employee. Other than the employees in Canada and India, we did not as of December 31, 2022 have any other employees located outside of the United States. Additionally, as permitted by applicable regulations, we excluded from the analysis approximately 440 and 42 employees that were employed by TriNet in 2022 due to acquisitions of Zenefits and Clarus R+D Solutions, respectively, which were completed during 2022.
Determining our Median Employee
To identify our median employee from our total adjusted employee population, we compared the wages of our employees as reported to the Internal Revenue Service on Form W-2 Box 5 for 2022, which we believe to be a reasonable compensation measure. Box 5 reports the amount of wages subject to the Medicare tax, which includes any deferred compensation, 401(k) contributions or other fringe benefits that are excluded from the federal income tax.
We did not conduct statistical sampling to identify our median employee from our employee population, or use any special methodology including any material assumptions, adjustments or estimates.
Our Median Employee
Using the methodology described above, we determined that our median employee was a full-time, salaried employee located in the United States with Box 5 wages for the 12-month period ending December 31, 2022, of $100,980.

Determination of Annual Total Compensation of our Median Employee and our CEO

We calculated the median employee's annual total compensation for 2022 using the same methodology we used for purposes of determining the annual total compensation of our NEOs for 2022 (as set forth in the 2022 Summary Compensation Table of this Proxy Statement), adjusted to include the cost to the Company in 2022 of specified employee benefits that are provided on a non-discriminatory basis, including group health care coverage and sales referral bonuses.
Our CEO’s annual total compensation for 2022 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2022 Summary Compensation Table in this Proxy Statement, adjusted in a similar manner as the annual total compensation of our median employee. Because group health care coverage was included, our CEO's annual total compensation for 2022 differs from the amount reported in the Summary Compensation Table.

Pay Versus Performance Disclosure
The table below and subsequent discussion is intended to comply with the requirements of the Item 402(v) of Regulation S-K (the "Pay Versus Performance Rule") in order to provide information about the relationship between executive compensation actual paid and certain financial performance of the Company. The dollar amounts do not reflect the actual amount of compensation earned or realized by our principal executive officer, our CEO, or our other NEOs during the applicable year. For further information regarding the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis."

Pay Versus Performance Table
Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table for Non-CEO Named Executive Officers ($)(1)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($)	Adjusted EBITDA ($)(4)
					Total Shareholder Return ($)(3)	Peer Group Total Shareholder Return ($)(3)

2022	9,083,348	2,897,101	3,618,009	2,459,839	120	150	355,319,300	688,402,370

2021	8,657,624	15,593,113	2,520,222	4,098,764	168	200	338,149,296	565,370,622

2020	9,364,617	18,731,976	2,910,778	3,666,859	142	122	272,036,162	468,272,922

(1)The dollar amounts reported are the total compensation reported for each individual in the “Total” column of the Summary Compensation Table (the “SCT”). The CEO for all reporting years is Burton Goldfield. The NEOs other than our CEO for each reporting year were (i) Kelly Tuminelli, Jay Venkat, Alex Warren and Samantha Wellington for 2022; (ii) Edward Griese, Olivier Kohler, Kelly Tuminelli and Samantha Wellington for 2021; and (iii) Richard Beckert, Barrett Boston, Edward Griese, Olivier Kohler, Michael P. Murphy, Kelly Tuminelli and Samantha Wellington for 2020.
(2)The dollar amounts reported represent the amount of “compensation actually paid” (“CAP”) to our CEO and to our other NEOs as a group (excluding our CEO), in each case computed in accordance with Item 402(v) of Regulation S-K. To calculate CAP, the following adjustments were made to SCT total compensation.

CEO
Year	Summary Compensation Table Total ($)	Reported Value of Equity Awards ($)(i)	Equity Awards Adjustments ($)(ii)	Compensation Actually Paid ($)

2022	9,083,348	(6,625,148)	438,901	2,897,101

2021	8,657,624	(6,000,024)	12,935,513	15,593,113

2020	9,364,617	(6,500,088)	15,867,447	18,731,976

Average Non-CEO NEOs
Year	Summary Compensation Table Total ($)	Reported Value of Equity Awards ($)(i)	Equity Awards Adjustments ($)(ii)	Compensation Actually Paid ($)

2022	3,618,009	(2,375,133)	1,216,963	2,459,839

2021	2,520,222	(1,462,559)	3,041,101	4,098,764

2020	2,910,778	(1,671,474)	2,427,555	3,666,859

(i)     Represents a reduction in an amount equal to the grant date fair value of equity-based awards granted each year as reported in the SCT for the applicable year.
(ii)    Represents an addition (or subtraction, as the case may be) in an amount equal to the value of equity awards calculated in accordance with Item 402(v) of Regulation S-K for each year shown, which is generally based on the fair value of equity awards granted during the year valued at year-end plus any change in the value of prior year's awards (see following tables).

Equity Component of CAP:
CEO
Year	Fair Value of Current Year Equity Awards at the End of the Year ($)	Fair Value of Current Year Equity Awards That Vested in the Same Year ($)	Change in Value of Prior Years' Awards Unvested at the End of the Year ($)	Change in Value of Prior Years' Awards That Vested in the Year ($)	Prior Years' Awards that were Forfeited ($)	Equity Value Included in CAP ($)
	(a)	(b)	(c)	(d)	(e)	(f) = (a)+(b)+(c)+(d)+(e)

2022	5,006,217	541,916	(2,121,477)	(2,987,755)	—	438,901

2021	9,605,161	623,366	1,522,676	1,184,310	—	12,935,513

2020	13,139,170	728,780	837,755	1,161,742	—	15,867,447

Average Non-CEO NEOs
Year	Fair Value of Current Year Equity Awards at the End of the Year ($)	Fair Value of Current Year Equity Awards That Vested in the Same Year ($)	Change in Value of Prior Years' Awards Unvested at the End of the Year ($)	Change in Value of Prior Years' Awards That Vested in the Year ($)	Prior Years' Awards that were Forfeited ($)	Equity Value Included in CAP ($)
	(a)	(b)	(c)	(d)	(e)	(f) = (a)+(b)+(c)+(d)+(e)

2022	2,009,609	117,573	(491,225)	(418,994)	—	1,216,963

2021	2,138,063	119,467	492,451	349,414	(58,294)	3,041,101

2020	2,273,277	143,820	207,938	104,753	(302,233)	2,427,555

As reflected in the table above, equity award values reported for purposes of CAP are calculated by adding or subtracting, as applicable, the following (a) for any awards granted in the applicable year that are outstanding and unvested as of the end of the year, the year-end fair value of those awards; (b) for any awards that were granted and became vested in the same year, the fair value of those awards as of the vesting date; (c) for any awards granted in a prior year that are outstanding and unvested as of the end of that year, the change in fair value from the end of the prior fiscal year to the end of the applicable year; (d) for any awards granted in prior years that vested in the applicable year, the amount equal to the change in fair value of those awards as of the vesting date (from the end of the prior fiscal year) and (e) the values granted in prior years that were forfeited. The valuation assumptions used to calculate fair values did not materially differ from those disclosed as of the grant date of the equity awards. No dividends or other earnings were paid during the periods reported.

(3)The Total Shareholder Return (TSR) is calculated [on a cumulative basis by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period]. Peer Group Shareholder Return represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is stated below and is consistent with the peer group used for purposes of Item 201(e) of Regulation S-K as reported in our Form 10-K for the fiscal year ended December 31, 2022.

(4)Adjusted EBITDA is a non-GAAP measure that adjusts net income to exclude the impact of income tax, interest expense, bank fees and other, depreciation, amortization of intangible assets, and stock based compensation expense. Combined with other financial and individual performance objectives, Adjusted EBITDA is an important element in how we link compensation actually paid to our NEOs to Company performance.

Tabular List of Financial Performance Measures

The metrics listed in the table below represent, in our assessment, the most important financial performance measures we used to link compensation actually paid to our NEOs to our Company performance for the fiscal year ended December 31, 2022.

Most Important Performance Measures
Professional Services Revenue
Adjusted EBITDA
Professional Services Revenue Growth Rate
GAAP EPS

Professional Services Revenue and Adjusted EBITDA are the financial performance objectives that together receive 60% weighting (and separately each receive 30% weighting) in the determination of performance achievement under the 2022 Executive Bonus Plan. Professional Services Revenue Growth Rate and GAAP EPS are the performance measures used to determine amounts earned by the NEOs, subject to continued time-based vesting, under our 2022 PSUs. While the Company uses several performance measures in connection with its executive compensation program, for purposes of the SEC rules, in our assessment, Adjusted EBITDA represents the most important financial performance measure used by us to link compensation actually paid to our NEOs to company performance for 2022 (our "Company-Selected Measure"). This is evidenced in part by the Adjusted EBITDA Gate in our 2022 Executive Bonus Plan.

As explained in the "Compensation Discussion and Analysis", the Compensation Committee takes a holistic approach to the Company’s executive compensation program and uses both long-term and short-term incentive awards to further the objective of incentivizing our NEOs to increase value for stockholders. The Compensation Committee believes that all of the financial and non-financial performance measures described in the “Compensation Discussion and Analysis” are critical to linking NEO pay to company performance and considered each of them carefully in designing the 2022 NEO compensation program and in determining the NEOs' 2022 compensation.

Comparative Analysis of the Pay versus Performance Table

TSR: Company versus Peer Group

The chart below compares the 3-year and 5-year cumulative TSR(1) for the Company and for the companies included in our Peer Index Group. Our Peer Index Group is the peer group index reported in Part II, Item 5, "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities," in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K, for the fiscal year ended December 31, 2022(2).

(1)    TSR reflected in this table is calculated as described in footnote 3 to the Equity Component of CAP table above.
(2)     The Peer Index Group members are Automatic Data Processing, Inc., Barrett Business Services, Inc., Insperity, Inc., Intuit, Inc. and Paychex, Inc.

CAP versus TSR

As shown in the chart below, the CEO's and other NEOs' CAP amounts are generally well-aligned with the Company's TSR over the reported three-year period. This is due primarily to the Company's significant use of long-term equity incentives, which we believe creates alignment with our shareholders' interests.

Although our compensation philosophy and approach to equity grants has remained consistent over the period, the CEO's CAP declined in 2021 versus 2020. This is largely due to CAP value being significantly influenced by changes in our stock price. Our 2021 grant date stock price was higher than that in 2020, and our stock price increased more significantly in 2020 than in 2021. These factors, in addition to the CEO's lower target equity grant value in 2021 versus 2020 (as reflected in the Summary Compensation Table), contributed to his being granted fewer equity shares in 2021, and those shares generally appreciating less than in 2020 as of the relevant CAP valuation dates. Stock price played a relatively smaller role in the non-CEO NEOs' CAP in light of changes in the composition of the group.

CAP versus Net Income

The chart below compares the CEO's and other NEOs' CAP amounts and the Company's net income over the reported three-year period. While the Company does not use year-over-year changes in net income to determine compensation levels or incentive plan payouts, the Company’s net income has increased over the three years presented in the pay versus performance table, which we believe indicates relative alignment (except with respect to the CEO's declining CAP in 2021 as discussed above) between compensation actually paid and net income for the years indicated.

CAP versus Adjusted EBITDA

The chart below compares the CEO's and the other NEOs' CAP amounts to the Company's Adjusted EBITDA over the three-year reported period. As explained in the CD&A, Adjusted EBITDA, our Company-Selected Measure, is a financial performance objective in our 2022 Executive Bonus Plan, constituting 30% of each NEO's total target bonus opportunity. As reflected in the Pay Versus Performance Disclosure table above and the chart below, the CEO's and other NEOs' CAP amounts were well-aligned in 2020 and 2021, with the exception that our CEO's CAP declined in 2021 versus 2020 for reasons discussed above. In 2022, CAP amounts declined while Adjusted EBITDA continued to increase steadily. Given the significant emphasis we place on equity compensation for our NEOs, CAP amounts were significantly impacted by TriNet's stock price which, like the broader equities market, experienced declines in 2022.

Non-Employee Director Compensation
Non-Employee Director Compensation Policy
Our non-employee director compensation policy provides that each non-employee director will receive the following cash compensation for board services:

	Chair ($)	Non-Chair Member ($)
Board Annual Retainer (1)(2)	85,000	60,000
Committees(1)(2)
Finance and Audit Annual Retainer	35,000	15,000
Compensation Annual Retainer	30,000	15,000
Nominating and Corporate Governance ("NCG") Annual Retainer	20,000	10,000
Risk Annual Retainer	20,000	10,000
(1)After considering recent market data and Board member duties, and upon recommendation of the Compensation Committee in consultation with Meridian, the Board approved an increase by $5,000 in the Finance and Audit Committee chair, Risk Committee chair and Nominating and Corporate Governance ("NCG") Committee chair annual retainers, as well as an increase by $2,500 in the Risk Committee and NCG Committee member annual retainers, effective October 1, 2022; the retainer fee figures reflect the adjusted annual cash retainers. The Board also approved the elimination of meeting fees effective October 1, 2022.
(2)    As in effect until September 30, 2022, if the Board meeting and the committee meeting are on the same day, only the Board meeting fee is paid.
In addition, on the date of our first Board meeting each calendar year, each of our non-employee directors is granted an RSU Award with a grant date fair value of $215,000 (or $315,000, in the case of the Board Chair) to be settled in shares of our common stock. Each such annual RSU Award will vest in full on the date of the Annual Meeting of Stockholders for the year immediately following the year in which the awards were granted, subject to the non-employee director's continuous service through such date.
Each new non-employee director is granted an RSU Award with a grant date value of $215,000 (or $315,000, in the case of a new non-employee director to serve as Board Chair) prorated for the number of days that will elapse between the director’s date of initial election or appointment and the first anniversary of the date of grant of the non-employee directors' most recent grant of annual RSU awards. These awards will vest in full on the first anniversary of the most recent grant of the annual RSU Awards to the non-employee directors, subject to the non-employee director’s continuous service through such date.
The RSU Award values referenced above were the result of changes approved by the Board effective October 1, 2022, after considering market data and Board member duties, and upon recommendation of the Compensation Committee in consultation with Meridian, and in conjunction with its decision to change certain annual retainers and meeting fees.
In addition, each of the foregoing RSU Awards is eligible to vest in full immediately prior to a change in control, subject to the non-employee director remaining a non-employee director of the Company as of the day prior to the change in control.
We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.
The maximum annual amount of compensation (including cash and equity compensation) for each non-employee director is $750,000 for each of calendar years 2019 through 2024, or if earlier, through the last calendar year not covered by a subsequent stockholder approval of a different maximum annual amount of compensation for non-employee directors. The maximum amount covers all forms of cash, stock and other compensation (other than reimbursements for reasonable out-of-pocket expenses incurred in attending Board and committee meetings).

2022 Director Compensation Table
The following table shows information regarding the compensation earned or paid during 2022 to non-employee directors who served on the Board during the year. Mr. Goldfield’s compensation is shown in the table entitled “2022 Summary Compensation Table" and the related tables under the section titled “2022 Executive Compensation" in the CD&A. Mr. Goldfield does not receive any compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael J. Angelakis	95,125	200,035	295,160
Katherine August-deWilde(3)	49,435	200,035	249,470
Martin Babinec(4)	26,871	200,035	226,906
H. Raymond Bingham(5)	51,935	200,035	251,970
Paul Chamberlain	113,532	200,035	313,567
Ralph A. Clark	100,266	200,035	300,301
Maria Contreras-Sweet	93,875	200,035	293,910
David C. Hodgson	101,125	300,004	401,129
Jacqueline Kosecoff	94,625	200,035	294,660
Wayne B. Lowell	112,875	200,035	312,910
Myrna Soto	95,625	200,035	295,660
(1)The amounts reported in this column do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair market value of the equity awards granted to our non-employee directors during 2022, as computed in accordance with FASB ASC 718. The grant date fair market value for the RSU Awards is measured based on the closing price of TriNet’s common stock on the date of grant. The assumptions used in the calculation of these amounts are included in Note 1 - Description of Business and Significant Accounting Policies found in Part II, Item 8, "Financial Statements and Supplementary Data" in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)As of December 31, 2022, each current non-employee director (other than Mr. Hodgson) held 2,099 outstanding unvested RSUs. Mr. Hodgson held 3,148 unvested RSUs. None of the former non-employee directors held outstanding unvested awards as of December 31, 2022.
(3)Ms. August-deWilde received a grant of 2,099 RSUs on March 24, 2022 with the grant date fair value computed in accordance with FASB ASC 718 set forth in the table above. She resigned from the Board effective June 30, 2022.
(4)Mr. Babinec received a grant of 2,099 RSUs on March 24, 2022 with the grant date fair value computed in accordance with FASB ASC 718 set forth in the table above. He elected not to stand for re-election and therefore no longer served as a director of the Company or on any committee of the Board, effective as of the 2022 Annual Meeting.
(5)Mr. Bingham received a grant of 2,099 RSUs on March 24, 2022 with the grant date fair value computed in accordance with FASB ASC 718 set forth in the table above. He resigned from the Board effective June 30, 2022.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2022. As of December 31, 2022, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by stockholders.
Equity Compensation Plan Information

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,713,938(1)	20.45(2)	10,144,160(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,713,938	20.45	10,144,160
(1)Includes shares of common stock issuable pursuant to equity awards outstanding under our 2009 Equity Incentive Plan, which consists of (i) options to purchase 190,275 shares of common stock, and (ii) 16,949 shares of common stock underlying unvested RSU Awards. Also includes the number of shares of common stock issuable pursuant to equity awards outstanding under our 2019 Plan, which consists of 1,181,612 shares of common stock underlying unvested RSU Awards and 325,102 shares of common stock underlying unvested PSU Awards.
(2)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding RSU Awards and PSU Awards, each of which have no exercise price.
(3)Includes, under the 2019 Plan, 5,479,197 shares of common stock reserved for future issuance, and, under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”), 4,664,963 shares of common stock reserved for future issuance.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Transactions with Related Persons
We have adopted a written policy under which any transaction in which the amount involved exceeds $120,000 with any of our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, members of the immediate family of any of the foregoing persons, or certain affiliates of any of the foregoing persons or entities must be presented to our Finance and Audit Committee for review, consideration and approval or ratification. In approving, ratifying or rejecting any such proposal, our Finance and Audit Committee is allowed to consider all available facts and circumstances about the transaction deemed relevant, including, but not limited to, the risks, costs and benefits to the Company, the terms of the transaction and whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Transactions with Related Persons

This section describes transactions since January 1, 2022 to which we were a party or will be a party, other than compensation arrangements for our directors and executive officers, in which:

•the amounts involved exceeded or are expected to exceed $120,000; and
•the transaction involved any of our directors, executive officers or holders of more than 5% of our common stock, any member of the immediate family of any of the foregoing persons, or certain affiliates of any of the foregoing persons or entities, had or will have a direct or indirect material interest.

All of the transactions described below were presented to the Audit Committee for review and consideration and were approved or ratified by the Audit Committee in accordance with our policy described above. We believe the terms of the transactions described below are on terms comparable to those we could have obtained in arm’s length dealings with unrelated third parties.

•Based on information in a Schedule 13D/A filed on February 13, 2023, Atairos Group, Inc., and/or its affiliates (“Atairos”), is an owner of more than 5% of the Company’s common stock, and one of our directors, Mr. Angelakis, holds an executive position with Atairos, which makes Atairos a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K for our fiscal year ended December 31, 2022. Atairos became a customer of the Company in 2017. In 2022, including payments from affiliates of Atairos and certain WSE related pass-through amounts, Atairos paid the Company $919,797 as a customer of the Company.
•Based on information in a Schedule 13G filed on February 10, 2023, Cantillon Capital Management LLC and/or its affiliates (“Cantillon”) is an owner of more than 5% of the Company’s common stock, which makes Cantillon a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K for our fiscal year ended December 31, 2022. Cantillon became a customer of the Company in 2017. In 2022, including certain WSE related pass-through amounts, Cantillon paid the Company $791,399 as a customer of the Company.
•One of our directors, Mr. Clark, is the Chief Executive Officer of one of our customers, SoundThinking, Inc. (“SoundThinking”), which makes SoundThinking a “Related Person” of the Company under the Company’s Related Person Transaction Policy and Item 404 of Regulation S-K. SoundThinking became a customer of the Company in 2007. In 2022, including payments from affiliates of SoundThinking that are also our customers, and certain WSE related pass-through amounts, SoundThinking paid the Company $3,484,716 as a customer of the Company.

We have also entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other 2023 Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other 2023 Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are the Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to TriNet Group, Inc., Attention: Samantha Wellington, Corporate Secretary, One Park Place, Suite 600, Dublin, California 94568 or you may reach us by telephone at 888-874-6388. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2023 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Samantha Wellington
Secretary

April 13, 2023
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2022 (including the financial statements and financial statements schedule) is available without charge upon written request to: Samantha Wellington, Corporate Secretary, TriNet Group, Inc., One Park Place, Suite 600, Dublin, California 94568.

APPENDIX A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRINET GROUP, INC.

BURTON M. GOLDFIELD hereby certifies that:

ONE: The original name of this corporation is TriNet Merger Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 26, 2000.

TWO: He is the duly elected and acting President and Chief Executive Officer of TriNet Group, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is TriNet Group, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is ~~1209 Orange Street~~251 Little Falls Drive, City of Wilmington, County of New Castle, ~~19801~~19808, and the name of the registered agent of the corporation in the State of Delaware at such address is ~~The~~ Corporation ~~Trust~~Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 770,000,000 shares. 750,000,000 shares shall be Common Stock, each having a par value of $0.000025. 20,000,000 shares shall be Preferred Stock, each having a par value of $0.000025.

B.The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D.Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.Board of Directors.

1.Generally. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2. Board of Directors.

a. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provision of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual
~~2.~~

director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed ~~without~~with cause by the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4.Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

C.Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VI.

A.The liability of the directors and officers for monetary damages shall be eliminated to the fullest extent under applicable law.

B.To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer to the company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
~~3.~~

D.The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company arising pursuant to any provision of the General Corporation Law, the certificate of incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Section VI.D.

VII.

A.The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation ~~in accordance with Section 228 of the DGCL~~. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of this corporation.
~~4.~~

TriNet Group, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on March 28, 2014.

TriNet Group, Inc.

/s/ Burton M. Goldfield
Burton M. Goldfield
President and Chief Executive Officer

trinet™

TRINET GROUP, INC.
ONE PARK PLACE, SUITE 600
DUBLIN, CA 94568

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2023. Follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to **www.virtualshareholdermeeting.com/TNET2023**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following four nominees to hold office until the 2026 Annual Meeting of Stockholders:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Michael J. Angelakis   02) Burton M. Goldfield   03) David C. Hodgson   04) Jacqueline Kosecoff

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000606827_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

TRINET GROUP, INC.
Annual Meeting of Stockholders
May 25, 2023 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Burton M. Goldfield and Samantha Wellington, and each of them individually, as proxies, each with the power to appoint themselves substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRINET GROUP, INC. that the stockholder is entitled to vote at the 2023 Annual Meeting of Stockholders, which will be held virtually at www.virtualshareholdermeeting.com/TNET2023 on Thursday, May 25, 2023, at 9:00 AM PDT and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and for such other matters as may properly come before the meeting as said proxies deem advisable. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement to which this proxy relates.

Continued and to be signed on reverse side

0000606827_2 R1.0.0.6